UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIBERTY STAR URANIUM & METALS CORP.
(Exact Name of Registrant in its Charter)

Nevada	1000	90-0175540
(State or other Jurisdiction of	(Primary Standard Industrial Classification	(IRS Employer Identification No.)
Incorporation)	Code)

5610 E. Sutler Lane, Tucson, Arizona 85712
(520) 731-8786
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Copies of communications to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	Per Share (2)	Offering Price	Fee

Common Stock, par value $0.00001 per share, issuable pursuant to the Equity Credit Agreement	185,000,000	$0.0310	$5,735,000	$657.23

(1)

We are registering 185,000,000 shares of our common stock (“Put Shares”) that we will put to Fairhills Capital Offshore Ltd. (“Fairhills” or “Selling Security Holder”) pursuant to an investment agreement (the “Investment Agreement”) between Fairhills and the registrant entered into on January 19, 2012, and as amended on May 1, 2012. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the common stock of the registrant as reported on the OTCBB on March 8, 2012.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

185,000,000 SHARES OF
LIBERTY STAR URANIUM & METALS CORP.
COMMON STOCK

This prospectus relates to the resale of up to 185,000,000 shares (the “Shares”) of our common stock, par value $0.00001 per share issuable to Fairhills Capital Offshore Ltd., a Cayman Islands exempted company (“Fairhills”), a selling stockholder pursuant to a “put right” under an investment agreement (the “Investment Agreement”) that we entered into with Fairhills. The Investment Agreement permits us to “put” up to ten million dollars ($10,000,000) in shares of our common stock to Fairhills over a period of up to thirty-six (36) months. We will not receive any proceeds from the resale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right offered by Fairhills. Fairhills will bear all costs associated with this registration, except for accounting fees and expenses.

The selling stockholder may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Fairhills is paying all of the registration expenses incurred in connection with the registration of the Shares except for accounting fees and expenses and we will not pay any of the selling commissions, brokerage fees and related expenses.

Our Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the ticker symbol “LBSR.” On May 2, 2012, the closing price of our common stock was $0.0220 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: May __, 2012

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Liberty Star Uranium & Metals Corp. (referred to herein as the “Company,” “Liberty Star,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview

We were formerly Liberty Star Gold Corp. and formerly Titanium Intelligence, Inc. (“Titanium”). Titanium was incorporated on August 20, 2001 under the laws of the State of Nevada. On February 5, 2004 we commenced operations in the acquisition and exploration of mineral properties business. Big Chunk Corp. (“Big Chunk”) is our wholly owned subsidiary and was incorporated on December 14, 2003 in the State of Alaska. Big Chunk is engaged in the acquisition and exploration of mineral properties business in the State of Alaska. Redwall Drilling Inc. (“Redwall”) was our wholly owned subsidiary and was incorporated on August 31, 2007 in the State of Arizona. Redwall performed drilling services on the Company’s mineral properties. Redwall ceased drilling activities in July 2008 and was dissolved on March 30, 2010. In April 2007, we changed our name to Liberty Star Uranium & Metals Corp. to reflect our current efforts on uranium, copper, gold, silver, lead, zinc and other mineral and metal exploration. We are considered to be an exploration stage company, as we have not generated any revenues from operations. A more detailed discussion of this technology and its anticipated benefits is provided under the section “Description of Business”.

Our common stock is traded over-the-counter on the OTCBB under the ticker symbol “LBSR.”

On January 19, 2012, we entered into an investment agreement (the “Investment Agreement”) with Fairhills Capital Offshore Ltd., a Cayman Islands exempted company (“Fairhills”). Pursuant to the terms of the Investment Agreement, Fairhills shall commit to purchase up to Ten Million ($10,000,000) Dollars of our common stock over a period of up to thirty-six (36) months.

On May 1, 2012, we entered into an amendment to the Investment Agreement (the “Amendment”). Pursuant to the Amendment, the Investment Agreement will only expire upon any of the following events: (i) when the Investor has purchased an aggregate of Ten Million dollars ($10,000,000) in the Common Stock of the Company pursuant to the Investment Agreement; or (ii) on the date which is thirty-six (36) months after the effective date of the Investment Agreement; or (iii) at such time that the Registration Statement registering the shares of common stock contemplated by the Investment Agreement is no longer in effect. In addition, the Company may terminate the Investment Agreement upon thirty (30) days written notice.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Fairhills. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 185,000,000 shares of the common stock underlying the Investment Agreement within 21 days after the closing of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

At an assumed purchase price under the Investment of $0.01595 (equal to 72.5% of the closing price of our common stock of $0.022 on April 16, 2012), we will be able to receive up to $2,950,750 in gross proceeds, assuming the sale of the entire 185,000,000 Shares being registered hereunder pursuant to the Investment Agreement. At an assumed purchase price of $0.01595 under the Investment Agreement, we would be required to register 441,959,248 additional shares to obtain the balance of $7,049,250 under the Investment Agreement. We are currently authorized to issue 1,250,000,000shares of our common stock. Fairhills has agreed to refrain from holding an amount of shares which would result in Fairhills from owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Investment Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Fairhills will periodically purchase our common stock under the Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Fairhills to raise the same amount of funds, as our stock price declines.

Where You Can Find Us

Our principal executive office location and mailing address is 5610 E Sutler Lane, Tucson, Arizona 85712, and our telephone number is (520) 731-8786.

THE OFFERING

Common stock offered by SellingStockholder	185,000,000 shares of common stock.

Common stock outstanding before theoffering	644,631,457shares of common stock as of the date hereof.

Common stock outstanding after theoffering	829,631,457 shares of common stock.

Use of proceeds

We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received under the Investment Agreement will be used for payment of general corporate and operating expenses.

OTCBB Trading Symbol	LBSR. OB

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Much of the information included in this annual report includes or is based upon estimates, projections or other "forward-looking statements". Such forward-looking statements include any projections or estimates made by us and our management in connection with our business operations. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

Such estimates, projections or other "forward-looking statements" involve various risks and uncertainties as outlined below. We caution the reader that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward-looking statements".

RISKS RELATED TO OUR BUSINESS

BECAUSE OF THE SPECULATIVE NATURE OF THE EXPLORATION OF NATURAL RESOURCE PROPERTIES, THERE IS SUBSTANTIAL RISK THAT THIS BUSINESS WILL FAIL.

There is no assurance that any of the claims we explore or acquire will contain commercially exploitable reserves of minerals. Exploration for natural resources is a speculative venture involving substantial risk. Hazards such as unusual or unexpected geological formations and other conditions often result in unsuccessful exploration efforts. We may also become subject to significant liability for pollution or hazards, which we cannot insure or which we may elect not to insure. There is substantial risk that our business will fail.

IF WE CANNOT COMPETE SUCCESSFULLY FOR FINANCING AND FOR QUALIFIED MANAGERIAL AND TECHNICAL EMPLOYEES, OUR EXPLORATION PROGRAM MAY SUFFER.

Our competition in the mining industry includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may be unable to acquire additional financing on terms we consider acceptable because investors may choose to invest in our competitors instead of investing in us. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. Our success will be largely dependent on our ability to hire and retain highly qualified personnel. These individuals are in high demand and we may not be able to attract the personnel we need. We may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. If we are unable to successfully compete for financing or for qualified employees, our exploration program may be slowed down or suspended.

EXPLORATION AND EXPLOITATION ACTIVITIES ARE SUBJECT TO COMPREHENSIVE REGULATION WHICH MAY CAUSE SUBSTANTIAL DELAYS OR REQUIRE CAPITAL OUTLAYS IN EXCESS OF THOSE ANTICIPATED CAUSING AN ADVERSE EFFECT ON OUR COMPANY.

Exploration and exploitation activities are subject to federal, state, and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental and other legal standards imposed by federal, state, or local authorities may be changed and any such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Any laws, regulations or policies of any government body or regulatory agency may be changed, applied or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

THERE ARE NO KNOWN RESERVES OF MINERALS ON OUR MINERAL CLAIMS AND WE CANNOT GUARANTEE THAT WE WILL FIND ANY COMMERCIAL QUANTITIES OF MINERALS.

We have not found any mineral reserves on our claims and there can be no assurance that any of our mineral claims contain commercial quantities of any minerals. Even if we identify commercial quantities of minerals in any of our claims, there can be no assurance that we will be able to exploit the reserves or, if we are able to exploit them, that we will do so on a profitable basis.

BECAUSE THE PROBABILITY OF AN INDIVIDUAL PROSPECT EVER HAVING RESERVES IS EXTREMELY REMOTE, ANY FUNDS SPENT ON EXPLORATION WILL PROBABLY BE LOST.

The probability of an individual prospect ever having reserves is extremely remote. In all probability our properties do not contain any reserves. As such, any funds spent on exploration will probably be lost which would most likely result in a loss of your investment.

RISKS RELATED TO OUR COMPANY

WE HAVE A LIMITED OPERATING HISTORY AND AS A RESULT THERE IS NO ASSURANCE WE CAN OPERATE ON A PROFITABLE BASIS.

We have a limited operating history and must be considered in the exploration stage. Our operations will be subject to all the risks inherent in the establishment of an exploration stage enterprise and the uncertainties arising from the absence of a significant operating history. Potential investors should be aware of the difficulties normally encountered by mineral exploration companies and the high rate of failure of such enterprises, especially those with a limited operating history. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations of rock or land and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration or cease operations. The acquisition of additional claims will be dependent upon us possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations. No assurance can be given that we will ever operate on a profitable basis.

IF WE DO NOT OBTAIN ADDITIONAL FINANCING, OUR BUSINESS WILL FAIL AND OUR INVESTORS COULD LOSE THEIR INVESTMENT.

We had cash in the amount of $155,869 and negative working capital of $(4,287,593) as of January 31, 2012. We currently do not generate revenues from our operations. Our business plan calls for substantial investment and cost in connection with the acquisition and exploration of our mineral properties currently under lease and option. Any direct acquisition of any of the claims under lease or option is subject to our ability to obtain the financing necessary for us to fund and carry out exploration programs on the subject properties. The requirements are substantial. We do not currently have any arrangements for financing in addition to the Northern Dynasty Secured Convertible Note and the Fairhills Capital financing agreement. There is no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment in our common stock. Further, we may continue to be unprofitable. Obtaining additional financing would be subject to a number of factors, including market prices for minerals, investor acceptance of our properties, contractual restrictions on our ability to enter into further financing arrangements, and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us and our business could fail.

BECAUSE THERE IS NO ASSURANCE THAT WE WILL GENERATE REVENUES, WE FACE A HIGH RISK OF BUSINESS FAILURE.

We have not earned any revenues as of the date of this filing and have never been profitable. We do not have an interest in any revenue generating properties. We were incorporated on August 20, 2001 and took over our current business on February 5, 2004. To date we have been involved primarily in organizational and exploration activities. We will incur substantial operating and exploration expenditures without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We have limited operating history upon which an evaluation of our future success or failure can be made. Our net loss from inception to January 31, 2012 is $(61,431,261). We recognize that if we are unable to generate significant revenues from our activities, we will not be able to earn profits or continue operations. Based upon current plans, we also expect to incur significant operating losses in the future. We cannot guarantee that we will be successful in raising capital to fund these operating losses or generate revenues in the future. We can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail and our investors could lose their investment.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S REPORT STATES THAT THERE IS A SUBSTANTIAL DOUBT THAT WE WILL BE ABLE TO CONTINUE AS A GOING CONCERN.

Our independent registered public accounting firm, Semple, Marchal & Cooper, LLP, state in their audit report attached to our audited financial statements for the fiscal year ended January 31, 2012 that since we are an exploration stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

THE EXISTENCE OF OUR MINING CLAIMS DEPENDS ON OUR ABILITY TO FUND EXPLORATORY ACTIVITY OR TO PAY FEES.

Our mining claims, which are the central part of our business, require that we either pay fees, or incur certain minimum development costs annually, or the claims will be forfeited. Due to our current financial situation we may not be able to meet these obligations and we could therefore lose our claims. This would impair our ability to raise capital and would negatively impact the value of the Company.

RISKS RELATED TO OUR COMMON STOCK

BECAUSE WE WILL LIKELY ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK, INVESTMENT IN OUR COMPANY COULD BE SUBJECT TO SUBSTANTIAL DILUTION.

Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share when we issue additional shares. Our constating documents previously authorized the issuance of up to 200,000,000 shares of common stock with a par value of $0.001. At our shareholder meeting held on May 27, 2009 the shareholders voted to increase the number of authorized shares to 10,000,000,000 shares of common stock with a par value of $0.001. We filed a certificate of amendment on June 4, 2009 to increase the number of authorized shares to 5,000,000,000 shares of common stock with a par value of $0.001. On September 1, 2009 we completed a one for four reverse stock split of our authorized and outstanding common stock resulting in a decrease in authorized shares to 1,250,000,000 with a par value of $0.00001. As of January 31, 2012, there were 635,899,389 of our common shares issued and outstanding. We anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock. If we do sell more common stock, investors' investment in our company will likely be diluted. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. If dilution occurs, any investment in our company's common stock could seriously decline in value.

THE SALE OF OUR STOCK UNDER THE CONVERTIBLE NOTES AND THE COMMON SHARE PURCHASE WARRANTS COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE.

In many circumstances, the provision of financing based on the distribution of equity for companies that are traded on the OTC Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our business. Such an event could place further downward pressure on the price of our common stock. Regardless of our activities, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our common stock, the price decline that would result from this activity will cause the share price to decline more, which may cause other shareholders of the stock to sell their shares, thereby contributing to sales of common stock in the market. If there are many more shares of our common stock on the market for sale than the market will absorb, the price of our common shares will likely decline.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD IS LIMITED AND SPORADIC MAKING IT DIFFICULT FOR OUR SHAREHOLDERS TO SELL THEIR SHARES OR LIQUIDATE THEIR INVESTMENTS.

Our common stock is currently listed for public trading on the OTC Bulletin Board. The trading price of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

OUR BY-LAWS CONTAIN PROVISIONS INDEMNIFYING OUR OFFICERS AND DIRECTORS AGAINST ALL COSTS, CHARGES AND EXPENSES INCURRED BY THEM.

Our By-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

OUR BY-LAWS DO NOT CONTAIN ANTI-TAKEOVER PROVISIONS WHICH COULD RESULT IN A CHANGE OF OUR MANAGEMENT AND DIRECTORS IF THERE IS A TAKE-OVER OF OUR COMPANY.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our By-laws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors. This could result in a disruption to the activities of our company, which could have a material adverse effect on our operations.

WE DO NOT INTEND TO PAY DIVIDENDS ON ANY INVESTMENT IN THE SHARES OF STOCK OF OUR COMPANY AND ANY GAIN ON AN INVESTMENT IN OUR COMPANY WILL NEED TO COME THROUGH AN INCREASE IN OUR STOCK'S PRICE, WHICH MAY NEVER HAPPEN.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock's price. This may never happen and investors may lose all of their investment in our company.

BECAUSE OUR SECURITIES ARE SUBJECT TO PENNY STOCK RULES, YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES.

Our shares as penny stocks, are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. These rules apply to companies whose shares are not traded on a national stock exchange or on the Nasdaq system, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the Securities and Exchange Commission. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

FINRA SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

In addition to the "penny stock" rules described above, the Financial Industry Regulatory Authority (known as "FINRA") has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

FAIRHILLS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK.

The common stock to be issued to Fairhills pursuant to the Investment Agreement will be purchased at a 27.5% discount from the volume weighted average trading price of our stock for the five (5) trading days before Fairhills receives our notice of sale. Fairhills has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Fairhills sells the shares, the price of our common stock could decrease. If our stock price decreases, Fairhills may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

YOUR OWNERSHIP INTEREST MAY BE DILUTED AND THE VALUE OF OUR COMMON STOCK MAY DECLINE BY EXERCISING THE PUT RIGHT PURSUANT TO THE INVESTMENT AGREEMENT.

Effective January 19, 2012, we entered into a $10,000,000 Investment Agreement with Fairhills. Pursuant to the Investment Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Fairhills at a price equal to a 27.5% discount from the weighted average trading price of our stock for the five (5) trading days before Fairhills receives our notice of sale. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

WE ARE REGISTERING AN AGGREGATE OF 185,000,000 SHARES OF COMMON STOCK TO BE ISSUED UNDER THE INVESTMENT AGREEMENT. THE SALE OF SUCH SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

We are registering an aggregate of 185,000,000 Shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Investment Agreement. Notwithstanding Fairhills' ownership limitation, the 185,000,000 Shares would represent approximately 22.3% of our shares of common stock outstanding immediately after our exercise of the put right under the Investment Agreement. The sale of these Shares into the public market by Fairhills could depress the market price of our common stock.

At an assumed purchase price under the Investment of $0.01595 (equal to 72.5% of the closing price of our common stock of $0.022 on April 16, 2012), we will be able to receive up to $2,950,750 in gross proceeds, assuming the sale of the entire 185,000,000 Shares being registered hereunder pursuant to the Investment Agreement. At an assumed purchase price of $0.01595 under the Investment Agreement, we would be required to register 441,959,248 additional shares to obtain the balance of $7,049,250 under the Investment Agreement. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Investment Agreement.

WE MAY NOT HAVE ACCESS TO THE FULL AMOUNT AVAILABLE UNDER THE INVESTMENT AGREEMENT.

We have not drawn down funds and have not issued shares of our common stock under the Investment Agreement with Fairhills. Our ability to draw down funds and sell shares under the Investment Agreement requires that the registration statement, of which this prospectus is a part, be declared effective by the SEC, and that this registration statement continue to be effective. In addition, the registration statement of which this prospectus is a part registers 185,000,000 Shares issuable under the Investment Agreement, and our ability to access the Investment Agreement to sell any remaining shares issuable under the Investment Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured. The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these subsequent registration statements to Fairhills under the Investment Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Investment Agreement to be declared effective by the SEC in a timely manner, we will not be able to sell shares under the Investment Agreement unless certain other conditions are met. Accordingly, because our ability to draw down amounts under the Investment Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the $10,000,000 available to us under the Investment Agreement.

CERTAIN RESTRICTIONS ON THE EXTENT OF PUTS AND THE DELIVERY OF ADVANCE NOTICES MAY HAVE LITTLE, IF ANY, EFFECT ON THE ADVERSE IMPACT OF OUR ISSUANCE OF SHARES IN CONNECTION WITH THE INVESTMENT AGREEMENT, AND AS SUCH, FAIRHILLS MAY SELL A LARGE NUMBER OF SHARES, RESULTING IN SUBSTANTIAL DILUTION TO THE VALUE OF SHARES HELD BY EXISTING SHAREHOLDERS.

Fairhills has agreed, subject to certain exceptions listed in the Investment Agreement, to refrain from holding an amount of shares which would result in Fairhills or its affiliates owning more than 4.99% of the then-outstanding shares of our common stock at any one time. These restrictions, however, do not prevent Fairhills from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put. In this way, Fairhills could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received from any “Puts” tendered to Fairhills under the Investment Agreement will be used for payment of general corporate and operating expenses.

DILUTION

The sale of our common stock to Fairhills in accordance with the Investment Agreement will have a dilutive impact on our shareholders. As a result, our net loss per share could increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Fairhills in order to drawdown pursuant to the Investment Agreement. If our stock price decreases during the Pricing Period, then our existing shareholders would experience greater dilution.

SELLING SECURITY HOLDER

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the Shares to permit the selling stockholder and its pledgees, doneesand other successors-in-interest that receive their shares from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this Prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of the date of this Prospectus there are 642,631,457 shares of common stock issued and outstanding.

The following table sets forth:

  the name of the selling stockholder,
  the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus, the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us.

The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Number of
Shares of
	Shares of	Maximum	Common
	Common Stock	Number of	Stock
	Beneficially	Shares of	Beneficially	Percent
	Owned prior to	Common Stock	Owned after	Ownership
Name	Offering (1)	to be Offered	Offering	after Offering

Fairhills Capital Offshore Ltd. (2)	185,000,000	185,000,000	0	0%

__________________

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)

As the General Partner, Fairhills Capital Offshore, LP, which is controlled by Edward Bronson, Managing Member, has the voting and dispositive power over the shares owned by Fairhills Capital Offshore Ltd.

PLAN OF DISTRIBUTION

The selling stockholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  short sales after this registration statement becomes effective;
  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
  through the writing of options on the shares;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The selling stockholder or any of its respective pledgees, donees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledge or other successors in interest as selling stockholders under this Prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledge or other successors in interest as selling stockholders under this prospectus.

Fairhills has agreed to pay all fees and expenses incident to the registration of the shares of common stock.

The selling stockholder acquired the securities offered hereby in the ordinary course of business and have advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

Pursuant to the Investment Agreement, Fairhills shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of this Agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We are authorized to issue 1,250,000,000 shares of common stock, $0.00001 par value per share.

Common Stock

As of the date hereof, 644,631,457 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Holders

As of the date hereof, the shareholders' list for our common stock showed 644,631,457 shares issued and outstanding with 78 registered stockholders and approximately 8,500 stockholders whose names and contact information we have and an unknown number of unregistered stockholders whose shares are held in their brokerage accounts.

Warrants

As of January 31, 2012, there were 92,922,691 whole share purchase warrants outstanding and exercisable. The warrants have a weighted average remaining life of 2.4 years and a weighted average exercise price of $0.053 per whole warrant for one common share. Whole share purchase warrants outstanding at January 31, 2012 are as follows:

	Number of whole share	Weighted average exercise
	purchase warrants	price per share
Outstanding, January 31, 2011	108,475,660	$0.043
Issued	8,300,000	0.034
Exercised	(23,852,969)	0.002

Outstanding, January 31, 2012	92,922,691	$0.053
Exercisable, January 31, 2012	92,922,691	$0.053

Options

As of January 31, 2012 we had three compensation plans in place, entitled "2004 Stock Option Plan", “2007 Stock Option Plan” and “2010 Stock Option Plan”. These plans have been approved by our security holders. These plans have been given retroactive effect of the 1 for 4 reverse stock split on September 1, 2009.

Plan	Totalnumber securities authorized	Number of securities to be issued upon exercise of outstanding options as at January 31, 2012 (a)	Weighted-average exercise price of outstanding options as at January 31, 2012 (b)	Number of securities remaining available for further issuance as at January 31, 2012 (excluding securities reflected in column (a)) (c)
2004 Stock Option Plan	962,500	451,375	$4.51	511,125
2007 Stock Option Plan	2,500,000	212,500	$0.88	2,287,500
2010 Stock Option Plan(1)	95,500,000	93,500,000	$0.037	2,000,000

(1)

Effective November 17, 2011, Mr. Othon resigned as a director and Vice President, Global Business Development of our company. As such, Mr. Othon’s unexercised options consisting of 2,500,000 securities underlying such options were cancelled on February 17, 2012.

On January 10, 2012 the Company granted incentive stock options and non-qualified stock options to certain of our directors, officers, employees and consultants to purchase an aggregate of 10,500,000 shares of our common stock at an exercise price of $0.027 per share for a term expiring on January 10, 2022. The options were 50% vested upon granting. The options will vest another 25% on the one year anniversary of the date of grant. The options will vest another 25% on the two year anniversary of the date of grant. The options that were vested immediately may be exercised using a cash-less exercise formula.

Convertible Notes

On July 15, 2010, we issued a secured convertible promissory note (the “2010 Convertible Note”) to Northern Dynasty Minerals Ltd (“Northern Dynasty”). The original advanced amount is $4,000,000 and bears interest at a rate of 10% per annum compounded monthly (the “Loan”). On August 17, 2010, we transferred 95 of our Alaska State mineral claims from the Big Chunk Super Project to Northern Dynasty for consideration of $1,000,000 of the original advanced amount under the Convertible Note, leaving $3,000,000 of the Loan amount outstanding. No interest accrued on the $1,000,000 of the original advanced amount. Effective September 1, 2011 the agreement with Northern Dynasty was amended to increase the 2010 Convertible Note by $561,816 to reimburse Northern Dynasty for assessment work, rental fees, cash in lieu of assessment work and filing fees on the mineral claims that was paid in fiscal 2011 and fiscal 2012 because we could not come to an agreement on an earn-in option and joint venture agreement with Northern Dynasty. On February 29, 2012, with effect from November 30, 2011, we executed an additional convertible promissory note (the “2011 Convertible Note” and together with the 2010 Convertible Note, the “Convertible Notes”) in the amount of $168,358 in reimbursement to Northern Dynasty of assessment work, rental fees and filing fees on our mineral claims. Principal balance of the Convertible Notes at January 31, 2012 and 2011 was $3,730,174 and $3,000,000 respectively. Accrued interest on the Convertible Notes at January 31, 2012 and 2011 was $526,971 and $164,383, respectively.

As part of the transactions noted above, we entered into a letter agreement with Northern Dynasty whereby, subject to negotiating and signing a definitive earn-in option and joint venture agreement, Northern Dynasty can earn a 60% interest in our Big Chunk and Bonanza Hills projects in Alaska (the “Joint Venture Claims”) by spending $10,000,000 on those properties over six years. The outstanding loan amounts from Northern Dynasty may be applied as part of Northern Dynasty’s earn-in requirements. Northern Dynasty’s minimum annual expenditures under the earn-in would be the minimum level necessary to keep the Joint Venture Claims in good standing. Northern Dynasty may elect to abandon the earn-in at any time on 30 days’ notice, so long as sufficient annual labor is performed, or a cash payment in lieu of labor is made, in order to fulfill the annual labor requirements for the Joint Venture Claims for a minimum of 12 months after termination of the earn-in. To date, no joint venture agreement has been agreed upon and as such, Northern Dynasty may demand payment of the funds due under the Convertible Notes at any time upon 45 days notice.

The Convertible Notes are secured against our Big Chunk and Bonanza Hills property. The Convertible Notes are due for repayment 45 days after the earlier to occur of: (i) Northern Dynasty’s completion of its earn-in to the Joint Venture Claims unless it has elected to deem the entire outstanding balance of the Convertible Note (including interest thereon) to be part of the earn-in expenditure requirements and (ii) termination of Northern Dynasty’s earn-in right by voluntary abandonment provided that $1,000,000 in expenditures has been made; or (iii) termination of Northern Dynasty’s earn-in right on account of a superior third party joint venture offer.

Provided a minimum of $1,000,000 has been expended by Northern Dynasty on earn in expenses, the Convertible Notes will be convertible until repaid or deemed repaid, into common shares of our company at the 5 day volume weighted average trading price immediately prior to Northern Dynasty giving a notice of conversion less the maximum allowable discount applicable as if our shares were listed on the TSX Venture Exchange. At January 31, 2012, Northern Dynasty has expended $712,756 of the $1,000,000 earn in expenses. The Convertible Note may be pre-paid by our company without penalty at any time on 10 days prior notice during which time Northern Dynasty’s conversion rights are unaffected.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the shares of our common stock offered under this prospectus is being passed upon for us by Anslow & Jaclin, LLP. Anslow & Jaclin, LLP does not own any shares of our common stock.

The financial statements as of and for the years ended January 31, 2012 and January 31, 2011 included in this prospectus and the registration statement have been audited by Semple, Marchal & Cooper, LLP to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Business development

Liberty Star Uranium & Metals Corp. was formerly Liberty Star Gold Corp. and formerly Titanium Intelligence, Inc. (“Titanium”). Titanium was incorporated on August 20, 2001 under the laws of the State of Nevada. On February 5, 2004 we commenced operations in the acquisition and exploration of mineral properties business. Big Chunk Corp. (“Big Chunk”) is our wholly owned subsidiary and was incorporated on December 14, 2003 in the State of Alaska. Big Chunk is engaged in the acquisition and exploration of mineral properties business in the State of Alaska. Redwall Drilling Inc. (“Redwall”) was our wholly owned subsidiary and was incorporated on August 31, 2007 in the State of Arizona. Redwall performed drilling services on our mineral properties. Redwall ceased drilling activities in July 2008 and was dissolved on March 30, 2010. In April 2007, we changed our name to Liberty Star Uranium & Metals Corp. to reflect our current concentrated efforts on uranium exploration. We are considered to be an exploration stage company, as we have not generated any revenues from operations.

Our current business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties in the States of Arizona and Alaska. Claims in the State of Alaska are held in the name of our wholly-owned subsidiary, Big Chunk Corp. Claims in the State of Arizona are held in the name of Liberty Star. We use the term “Super Project” to indicate a project in which numerous mineral targets have been identified, any one or more of which could potentially contain commercially viable quantities of minerals. Our significant projects are described below.

North Pipes Super Project (“North Pipes” and “NPSP”): Located in Northern Arizona on the Arizona Strip, we plan to ascertain whether the NPSP claims possess commercially viable deposits of uranium and associated co-product metals. We have not identified any ore reserves to date.

Big Chunk Super Project (“Big Chunk”): Located in the Iliamna region of Southwestern Alaska, we plan to ascertain whether the Big Chunk claims possess commercially viable deposits of copper, gold, molybdenum, silver, palladium rhenium and zinc. We have not identified any ore reserves to date.

Bonanza Hills Project (“Bonanza Hills”): Located in the Iliamna region of Southwestern Alaska, our plans have been to ascertain whether the Bonanza Hills claims possess commercially viable deposits of gold and silver. We have not identified any ore reserves to date. Bonanza Hills is hampered by its remote location. We have paid cash in lieu of physical exploration as permitted by Alaska state mining regulations. We did not pay rental fees in a timely fashion as required by regulation because we chose to expend those monies on other more promising Liberty projects. We may choose to pay those rental fees in arrears, as permitted by Alaska state mining regulations, and reinstate those claims if a third party has not overstaked those claims in the interim. If other projects continue to be more promising, we may completely relinquish any rights we may have at the end of the Assessment Year, 12:01 pm Alaska time September 1, 2012.

Tombstone Super Project (“Tombstone”)(formerly referred to as Tombstone Porphyry Precious Metals Project): Tombstone is located in Cochise County, Arizona. We plan to ascertain whether the Tombstone claims possess commercially viable deposits of copper, molybdenum, gold, silver, lead, zinc, manganese and other metals. We have not identified any ore reserves to date.

East Silver Bell Porphyry Copper Project (“East Silver Bell”): Located northwest of Tucson, Arizona, we plan to ascertain whether the East Silver Bell claims possess commercially viable deposits of copper. We have not identified any ore reserves to date.

Title to mineral claims involves certain inherent risks due to difficulties of determining the validity of certain claims as well as potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. We have investigated title to all the Company’s mineral properties and, to the best of its knowledge, title to all properties are in good standing, except for our Bonanza Hills project claims which are not in good standing for unpaid required annual rental payments for rental year 2011 to 2012 in the amount of $15,800

The mineral resource business generally consists of three stages: exploration, development and production. Mineral resource companies that are in the exploration stage have not yet found mineral resources in commercially exploitable quantities, and are engaged in exploring land in an effort to discover them. Mineral resource companies that have located a mineral resource in commercially exploitable quantities and are preparing to extract that resource are in the development stage, while those engaged in the extraction of a known mineral resource are in the production stage. We are in the exploration stage – as we have not found any mineral resources in commercially exploitable quantities.

There is no assurance that a commercially viable mineral deposit exists on any of our properties, and further exploration is required before we can evaluate whether any exist and, if so, whether it would be economically feasible to develop or exploit those resources. Even if we complete our current exploration program and we are successful in identifying a mineral deposit, we would be required to spend substantial funds on further drilling and engineering studies before we could know whether that mineral deposit will constitute an ore reserve (an ore reserve is a commercially viable mineral deposit). Please refer to the section entitled "Risk Factors" for additional information about the risks of mineral exploration.

To date, we have not generated any revenues and we remain in the exploration stage. Our ability to pursue our business plan and generate revenues is subject to our ability to obtain additional financing, and we cannot give any assurance that we will be able to do so.

Agreement with Northern Dynasty Minerals Ltd

On July 15, 2010, we issued a secured convertible promissory note (the "2010 Convertible Note") to Northern Dynasty Minerals Ltd ("Northern Dynasty"). The original advanced amount is $4,000,000 and bears interest at a rate of 10% per annum compounded monthly (the "Loan"). On August 17, 2010, we transferred 95 of our Alaska State mineral claims from the Big Chunk Super Project to Northern Dynasty for consideration of $1,000,000 of the original advanced amount under the Convertible Note, leaving $3,000,000 of the Loan amount outstanding. No interest accrued on the $1,000,000 of the original advanced amount. Effective September 1, 2011, the agreement with Northern Dynasty was amended to increase the 2010 Convertible Note by $561,816 to reimburse Northern Dynasty for assessment work, rental fees, cash in lieu of assessment work and filing fees on the mineral claims that was paid in fiscal 2011 and fiscal 2012 because we could not come to an agreement on an earn-in option and joint venture agreement with Northern Dynasty. On February 29, 2012, with effect from November 30, 2011, we executed an additional convertible promissory note (the "2011 Convertible Note" and together with the 2010 Convertible Note, the "Convertible Notes") in the amount of $168,358 in reimbursement to Northern Dynasty of assessment work, rental fees and filing fees on our mineral claims. Principal balance of the Convertible Notes at January 31, 2012 is $3,730,174 with accrued interest on the 2010 Convertible Note at January 31, 2012 at $526,971.

As part of the transactions noted above, we entered into a letter agreement with Northern Dynasty whereby, subject to negotiating and signing a definitive earn-in option and joint venture agreement, Northern Dynasty can earn a 60% interest in our Big Chunk and Bonanza Hills projects in Alaska (the "Joint Venture Claims") by spending $10,000,000 on those properties over six years. The outstanding loan amounts from Northern Dynasty may be applied as part of Northern Dynasty's earn-in requirements. Northern Dynasty's minimum annual expenditures under the earn-in would be the minimum level necessary to keep the Joint Venture Claims in good standing. Northern Dynasty may elect to abandon the earn-in at any time on 30 days' notice, so long as sufficient annual labor is performed, or a cash payment in lieu of labor is made, in order to fulfill the annual labor requirements for the Joint Venture Claims for a minimum of 12 months after termination of the earn-in. To date, no joint venture agreement has been agreed upon and as such, Northern Dynasty may demand payment of the funds due under the Convertible Notes at any time upon 45 days notice.

Agreement with Fairhills Capital Offshore Ltd.

On January 19, 2012, we entered into an investment agreement (the "Investment Agreement") with Fairhills Capital Offshore Ltd, a Cayman Islands exempted company ("Fairhills"). Pursuant to the terms of the Investment Agreement, Fairhills shall commit to purchase, in a series of purchase transactions ("Puts") up to Ten Million ($10,000,000) Dollars of our common stock over a period of up to thirty-six (36) months.

The amount that are entitled to request with each Put delivered to Fairhills is equal to two hundred percent (200%) of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable notice date. Our common stock will be valued at a 27.5% discount from the weighted average trading price of our stock for the five (5) trading days before Fairhills Capital receives our notice of sale. We will be unable to deliver an additional Put until a closing of a previous Put has been completed. Pursuant to the Investment Agreement, the closing of a Put shall be no more than seven (7) Trading Days following the delivery of a Put. Upon each closing of a Put, we shall deliver to Fairhills certificates representing the shares. Within one business day after receipt of such certificate, Fairhills shall deliver to us the purchase price to be paid for such shares.Fairhills has agreed to refrain from holding an amount of shares which would result in Fairhills from owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

On May 1, 2012, we entered into an amendment to the Investment Agreement (the "Amendment"). Pursuant to the Amendment, the Investment Agreement will only expire upon any of the following events: (i) when the Investor has purchased an aggregate of Ten Million dollars ($10,000,000) in the Common Stock of the Company pursuant to the Investment Agreement; or (ii) on the date which is thirty-six (36) months after the effective date of the Investment Agreement; or (iii) at such time that the Registration Statement registering the shares of common stock contemplated by the Investment Agreement is no longer in effect. In addition, the Company may terminate the Investment Agreement upon thirty (30) days written notice. The obligations of Fairhills under the Investment Agreement are non-transferable.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the "Registration Rights Agreement") with Fairhills. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission ("SEC") covering 185,000,000 shares of the common stock underlying the Investment Agreement within 21 days after the closing of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

We believe that it is highly likely that we will receive the full amount of proceeds available under the January 19, 2012 Investment Agreement. The Company is planning, and has budgeted carefully to advance all of its mineral exploration projects and the total budget of exploration projects exceed the full amount of proceeds available under the January 19, 2012 investment agreement. In the event that we do utilize the full proceeds from the Investment Agreement and still require more capital, we will seek either equity or debt financing, a joint venture on some or all of our projects, or a combination of the three alternatives.

There are no broker fees or commissions with respect to the Investment Agreement and Registration Rights Agreement payable for any Put. Other than the Investment Agreement, the Amendment to the Investment Agreement, and the Registration Rights Agreement, we have not entered into any prior transactions with Fairhills or its affiliates.

Competition

We are a mineral resource exploration stage company engaged in the business of mineral exploration. We compete with other mineral resource exploration stage companies for financing from a limited number of investors that are prepared to make investments in mineral resource exploration stage companies. The presence of competing mineral resource exploration stage companies may impact our ability to raise additional capital in order to fund our property acquisitions and exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We also compete for mineral properties of merit with other exploration stage companies. Competition could reduce the availability of properties of merit or increase the cost of acquiring additional mineral properties.

Many of the resource exploration stage companies with whom we compete may have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of properties of merit and on exploration of their properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of resource properties. This competition could result in our competitors having resource properties of greater quality and interest to prospective investors who may finance additional exploration and to senior exploration stage companies that may purchase resource properties or enter into joint venture agreements with junior exploration stage companies. This competition could adversely impact our ability to finance property acquisitions and further exploration.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the States of Arizona and Alaska.

We are required to perform annual assessment work in order to maintain the Big Chunk and Bonanza Hills Alaska State mining claims. If annual assessment work is not performed we must pay the assessment amount in cash in order to maintain the claims. Completion of annual assessment work in the amount of $400 per 1/4 section (160 acre) claim or $100 per 1/16 section (40 acre) claim extends the claims for a one year period. Assessment work performed in excess of the required amount may be carried forward for up to 4 years to reduce future obligations for assessment work. We estimate that the required annual assessments to maintain the claims will be approximately $260,600.

The annual state rentals for the Big Chunk and Bonanza Hills Alaska State mining claims vary from $70 to $280 per mineral claim and escalate with the age of the mining claim. The rental period begins at noon September 1st through the following September 1st and annual rental payments are due on November 30th of each year. Annual rent is due in full within 45 days of staking a new claim and covers the period from staking until the next September 1st. The rentals of $164,600 to extend the Big Chunk claims through September 1, 2012 were paid in November 2011. The annual rentals of $15,800 to extend the Bonanza Hills claims through September 1, 2012 have not been paid. Our management decided to use rental funds for Bonanza Hills on other projects we believe to have more potential. Alaska State mining claim rentals can be paid in arrears and the claims validated as long as no intervening locator has overstaked our claims. We have not made the decision to make payment in arrears or relinquish our rights to these claims. The estimated state rentals due for the Big Chunk claims by November 30, 2012 for the period from September 1, 2012 through September 1, 2013 are $166,740. Alaska State production royalty is three percent of net income. State law prescribes that after a 3.5 -year exemption from state taxes a metal mine is liable for a 15% state licensing tax on net income from the mine.

Our North Pipes claims are Federal lode mining claims located on U.S. Federal Lands and administered by the Department of Interior, Bureau of Land Management. The Bureau of Land Management ("BLM") has prepared an environmental impact statement ("EIS") addressing potential for contamination of significant amounts of uranium leaking into the Colorado River. The EIS indicated the danger of such contamination insignificant. Regardless, the United States Secretary of the Interior, Kenneth Salazar, through executive order has withdrawn Federal lands from locatable mineral exploration and mining except on now existing mining claims North of the Grand Canyon along the Utah border in Arizona, the so-called "Arizona Strip". Nearly 1 million acres of land managed by the BLM and the Forest Service were segregated in July 2009 by the Secretary of Interior. The executive order has resulted in the withdrawal of an area of the Arizona Strip from staking additional mining claims and mining on such new claims in particular, and the moratorium now is instated for the next 20 years. However, the moratorium permits existing claims and mines to continue as before, including our North Pipes lode mining claims.

We are required to pay annual rentals to maintain our North Pipes Federal lode mining claims in good standing. The rental period begins at 12:01 PM on September 1st through the following September 1st at 12:00 and rental payments are due by the first day of the rental period starting at 12:01 PM. The annual rental is $140 per claim. Additional fees of $45 per claim are due in the first year of filing a Federal lode mining claim along with the first year's rent. The rentals of $60,340 for the period from September 1, 2011 to September 1, 2012 have been paid. The annual rentals due by September 1, 2012 of $60,340 are required to maintain the North Pipes claims are for the period from September 1, 2012 through September 1, 2013. There is no requirement for annual assessment or exploration work on the Federal lode mining claims, this having been supplanted by the rental fee. There are no royalties associated with the Federal lode mining claims.

We are required to pay annual rentals for our Federal lode mining claims for our East Silver Bell project in the State of Arizona. The rental period begins at noon on September 1st through the following September 1st and rental payments are due by the first day of the rental period. The annual rental is $140 per claim. The rentals fees of $3,640 for the period from September 1, 2011 to September 1, 2012 have been paid. The annual rentals due by September 1, 2012 of $3,640 are required to maintain the East Silver Bell claims are for the period from September 1, 2012 through September 1, 2013. There is no requirement for annual assessment or exploration work on the Federal lode mining claims, this having been supplanted by the rental fee. There are no royalties associated with the Federal lode mining claims.

We are required to pay annual rentals for our Federal lode mining claims for our Tombstone project in the State of Arizona. The rental period begins at noon on September 1st through the following September 1st and rental payments are due by the first day of the rental period. The annual rental is $140 per claim. Additional fees of $45 per claim are due in the first year of filing a Federal lode mining claim along with the first year's rent. The rentals and initial filing fees of $17,094 for the period from September 1, 2011 to September 1, 2012 have been paid. The annual rentals due by September 1, 2012 of $13,365 are required to maintain the Tombstone claims are for the period from September 1, 2012 through September 1, 2013. There is no requirement for annual assessment or exploration work on the Federal lode mining claims, this having been supplanted by the rental fee. There are no royalties associated with the Federal lode mining claims.

We are required to pay annual rentals for our Arizona State Land Department ("ASLD") Mineral Exploration Permits ("AZ MEP") at our Tombstone Super Project in the State of Arizona. A mineral exploration permit is permission from ASLD to prospect and explore for minerals on State Trust land. Exploration is any activity conducted for the purpose of determining the existence of a valuable mineral deposit, such as: geologic mapping, drilling, geochemical sampling, and geophysical surveys. Prior to exploration, the Plan of Operations must be approved by ASLD. The permitting process for an exploration permit takes a minimum of sixty (60) days. If the application is approved, the initial rent is $2 per acre. If renewed, no additional rents are due for the second year. Rents are set at $1 per acre for years 3 thru 5. Work expenditure requirements are: $10 per acre for years 1-2; and $20 per acre for years 3-5. Removal of any minerals or materials from State Trust land without the appropriate lease or permit is prohibited. The permit is valid for one year from the due date of the rental and bond. If renewal requirements are met, the permit can be renewed annually for up to five years. If discovery of a valuable mineral deposit is made, the permitee must apply for a mineral lease before actual mining activities can begin. A mineral lease permits the mining of minerals discovered under the exploration permit. The approval process takes a minimum of six (6) months. The mineral lease is issued for a term of twenty (20) years. Leases may be renewed for an additional term. Both rents and royalties are determined by appraisal. Royalties may be based on: 1) a fixed rate subject to annual adjustment; or 2) a sliding-scale rate which is linked to a commodity index price and the operation's break-even price. There is a statutory minimum royalty rate of 2% of gross value. These AZ MEPs require a reclamation bond of $3,000 which we currently hold. The first year's rental has been paid for these MEPs ~~;~~and the escalating rental is due on the anniversary of the MEP each year. After the end of the 4th year, the MEPs must transition to a State Mineral Lease upon satisfaction of the State Mineral Inspector that economic indications of a minable deposit exists. After commencement of mining, the State of Arizona shall be paid a minimal net smelter return after taking into consideration any extenuating mining challenges royalty but not less than a 2% gross royalty. In the north eastern part of the Tombstone area approximately 1 mile from the Tombstone business district, the company holds 33 Federal lode mining claims on lease from JABA US Inc., which has held these claims for approximately 30~~+~~ years or more. Two of Liberty Star's directors have an interest in JABA US Inc. These claims cover the Walnut Creek mineral target. Beginning September 1, 2011 at 12:01 PM, Liberty Star started and subsequently completed staking 9 Federal lode mining claims along the east edge of old patented mining claims in the main producing part of the old Tombstone mining area. These new claims are adjacent to the south end of the Walnut Creek TS claim block and are also named the TS claims. These claims occupy fractional land areas open to location by federal lode claim. Regardless of the time of staking of any federal lode mining claim, the rental period begins on September 1, at 12:01 pmthrough the following September at 12:00 pm. We hold AZ MEP permits for 4,126.9 acres at our Tombstone project. We paid initial rental fees from the date of application through September 29, 2012 of $8,254. Required minimum work expenditures for the period ended September 29, 2012 are $41,269. The annual rentals due by September 30, 2012 to maintain the AZ MEP permits are $4,127 and annually on the anniversary date of acquisition for a maximum of five years. There are royalties on Arizona state land on a negotiated net smelter return basis taking into account mining production challenges. However, a minimum royalty of 2% of the gross metal or mineral sales is required With respect to the foregoing properties, additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. The amount of these costs is not known at this time as we do not know the size, quality of any resource or reserve at this time, and it is extremely difficult to assess the impact of any capital expenditures on earnings or our competitive position.

Personnel

Currently we employ one full time geologist who is also our CEO, CFO, Chief Geologist, and Chairman of the Board, James Briscoe. We also employ one full time executive, one full time Executive Assistant/accountant, one as-needed PhD consulting geologist specializing in GIS computer mapping and database creation, one full time Field Operations Manager - Geotech, and one CPA on an as needed basis. We hire consultants for investor relations, exploration and administrative functions also on an as needed basis.

DESCRIPTION OF PROPERTY

Our offices

We rent the premises for our principal office located at 5610 E Sutler Lane, Tucson, Arizona 85712. We rent this office space which is located in the home of our Chief Geologist and CEO for $522 per month plus a pro rata share of taxes and maintenance. We also rent office space located at 2980 N Swan Road, Suite 222, Tucson, Arizona 85712 “Plaza Palomino Office”. We rent this office space for $2,280 per month. Our employees work either from our principal office, Plaza Palomino office or from offices maintained in their homes.

We believe that our existing office facilities are adequate for our needs through January 31, 2013. Should we require additional space at that time, or prior thereto, we believe that such space can be secured on commercially reasonable terms.

Our warehouse

On June 1, 2011 we rented a warehouse located at Building No. 1, 7900 South Kolb Road, Tucson, Arizona 85706. We rent this warehouse space for $3,550 per month. The lease is in effect until May 31, 2013. In addition to using the warehouse for standard purposes, such as storage of our exploration equipment, supplies and samples, the warehouse space also includes office facilities for the use of field geologists and geotechs.

Our mineral claims

We have investigated titles to all of our mineral properties and, to the best of our knowledge, titles to all properties are in good standing as of January 31, 2012. Because of competitive pressure in Arizona we do not reveal claim positions at this time.

North Pipes Super Project (“North Pipes” and “NPSP”):

We hold a 100% interest in 431 Federal lode mining claims strategically placed on the Arizona Strip. The 431 Federal lode mining claims include breccia pipe targets (“Pipes”). Breccia pipes are cylindrical formations in the earth’s crust sometimes identified by a surface depression, or surface bump or no visible surface expression at all, and contain a high concentration of fragmented rock “breccia” sometimes cemented by uranium and other minerals. We plan to ascertain whether our North Pipes claims possess commercially viable deposits of uranium.

Our NPSP claims are undeveloped. There are neither open-pit nor underground mines, nor is there any mining plant or equipment located on the properties. There is no power supply to the properties. We have not found any mineral resources on any of our claims. The Arizona Strip was an active exploration district in the 1970’s and 1980’s with multiple producing uranium mines. No evidence of actual development work has been found on any of our properties and no significant exploration activities have been performed on our NPSP claims since 2008 due to many factors including the lowered uranium prices and the moratorium on locating claims. Below is a summary of prior exploration activities performed on our NPSP claims:

Geophysics: We have completed PEM (Pulse Electro-magnetic) geophysical surveys on some of our NPSP claims. Two types of PEM surveys were conducted in 2007: (i) Downhole PEM and (ii) In-Loop PEM. We have also used CSAMT and NSAMT (Controlled and Natural Source Audio-range Magneto Tellurics), run on the ground and executed by Zonge Engineering of Tucson AZ. A survey was also completed by Geotech on an approximately six square area by VTEM helicopter borne electromagnetic survey along right angle crossing grid lines spaced 100 meters apart, which was performed by Geotech of Aurora, Ontario, Canada. Significant anomalies resulted from this survey. Preliminary drilling of one of Liberty Star's anomalies intersected strong breccia, alteration and pyrite mineralization. The holes did not penetrate down to the elevation where uranium mineralization would be expected, but are targets for future work. As of this date we have not developed any uranium resources on the Arizona Strip.

Stereoscopic geologic color air photo interpretation (photo-geology): Stereoscopic geologic interpretation of 1:24,000 (1 inch = 2,000 feet) high resolution color air photographs were contracted for and completed by Dr. Karen Weinrich and Edward Ulmer, a Registered Professional Geologist. Dr. Weinrich worked on the Arizona Strip uranium bearing breccia pipes almost exclusively during her twenty three year tenure with the United States Geological Survey from which she is now retired. During this period of study she authored many professional papers on breccia pipes of the Grant Canyon area, and is considered a foremost expert on them. Mr. Ulmer worked on the Arizona Strip in the mid to late 1970s working on both imagery interpretation and surface geology.

Geologic field mapping on the surface: Geological field mapping was conducted in the fall of 2005 through 2007 by our staff geologists as well as contracted geologists. Approximately 180 of the breccias pipe target areas have been mapped in detail 1:5,000 (1 inch = 417 feet). Several detailed measured stratigraphic sections have also been completed.

Geochemical sampling: A comprehensive soil geochemical survey was completed in 2007. We have collected approximately 14,000 soil samples over all identifiable breccias pipes, both those with known ore and those that are yet to be proven by drilling. A strict chain of custody procedures were followed and quality assurance/quality control (QA/QC) samples were inserted regularly into the sample stream. The samples were assayed for 63 elements. Assay analyses were conducted by a Certified Assay Lab, Acme Analytical Laboratories of Vancouver, British Columbia, Canada. We believe that these samples allow us to identify potential uranium bearing breccia pipes versus barren or non-uranium bearing breccias pipes.

Drilling: In 2007 a drilling program was undertaken using both rotary drilling and core drilling. Rotary drilling was contracted by Boart Longyear. Diamond core drilling was completed by Redwall Drilling Inc., a former wholly owned subsidiary of Liberty Star. A total of 22 holes were drilled for a total of 16,226 feet of drilling. Important intersections of rock generally associated with producing breccias pipes were made. We did not intersect any ore grade mineralization during the drilling program.

Bonanza Hills Project ("Bonanza Hills"):

We held 56 mineral claims covering approximately 13.5 square miles in Southwestern Alaska, located approximately 40 miles northeast of the northern boundary of the Big Chunk claims. We had planned to ascertain whether the Bonanza Hills claims possess commercially viable deposits of gold and silver. While we paid cash in lieu of assessment work on the property, we have not paid Alaska state rental fees required by November 30, 2011. While we have the right to make these rental payments in arrears, the claims are open to staking by another party and we could lose some or all our rights. We are required to make a $15,800 payment to the state of Alaska to keep these claims valid. We are not sure at this time whether we wish to expend additional funds to continue work on this project. We may lose this property at any time.

Our Bonanza Hills claims are undeveloped. The claims are located in a remote area of Southwestern Alaska where limited exploration and development activity has occurred. There are no open-pit or underground mines, nor is there any mining plant or equipment located on the properties. There is no power supply to the properties. There is no road access to the properties. Anaconda Mining Inc. and Tech Cominco Alaska conducted some minor tests on our Bonanza Hills claims in the past. The work they conducted consisted of surface sampling and a small geophysical survey. We are not aware of any other exploration that occurred there before we began our exploration there. We have not found any mineral resources on any of our claims.

Big Chunk Super Project ("Big Chunk") -' Location, claims, geology and technical studies:

We hold a 100% interest in 612 mineral claims covering approximately 177 square miles in the Iliamna region of Southwestern Alaska, located on the north side of the Cook Inlet, approximately 265 miles southwest of the city of Anchorage, Alaska. We plan to ascertain whether the Big Chunk claims possess commercially viable deposits of copper, gold, molybdenum, silver, palladium, rhenium and zinc.

Our Big Chunk claims are undeveloped. The claims are located in a remote area of Southwestern Alaska near Lake Illiamna, Alaska's largest lake. The claims are immediately adjacent and contiguous to the Pebble mine property and about 3 miles north east from the Pebble Porphyry copper, gold, molybdenum, silver, palladium, rhenium and zinc mineral deposit which is reportedly one of the largest of its type in the world. In 2011, the Company engaged the international firm of SRK Consulting, Engineering and Scientists of Tucson (“SRK”) through its Tucson, Arizona office to prepare a Technical Report in the same format of the internationally accepted Canadian National Instrument NI 43-101. In their report which encompasses some 194 pages of technical data, they compared the Northern Dynasty NI 43-101 geologic and drill data, published on the Northern Dynasty web site in its entirety, to results of Liberty Star’s technical work on the Big Chunk ground. They concluded amongst other things: (1) Twenty seven scout diamond drill holes drilled by Liberty Star in 2004 – 2005 intersected the same rock types as were intersected in the exploration drilling on the Pebble deposit (2) All drill holes, which were spaced over some 500 square miles, intersected the outer shell or propylitic halo of multiple porphyry copper systems, which is the model co-developed by our director, Dr. John Guilbert; and (3) Copper and molybdenum sulfides along with low grade gold were intersected in two drill holes in the White Sox target area. “This mineralization and associated alteration may indicate a porphyry Cu-Mo system”(SRK Big Chunk Technical Report- page 109, 11.2 - Results of Drilling, available on the Liberty Star Web Site. The area of the Big Chunk Claims is largely covered by glacial debris, soil, and tundra. There are no open-pit or underground mines, nor is there any mining plant or equipment located on the properties. There is no power supply to the properties. There is no road access to the properties, but such public road access is planned for the Pebble mine, and as currently planned, that road will cross the Company’s land, and be accessible for the Company’s use. Extensive geotechnical data on the Big Chunk claims has been acquired between start-up of 2004 and the current time. Extensive geophysical data has been acquired by the Company of several types, which includes the following:

(1) an extensive air borne magnetic survey flown by McPharGeosurveys Ltd., Newmarket, Ontario Canada over 18,243 line kilometers covering 3,646 square kilometers using: (a) a draped survey with a mean elevation of the instrument above the terrain of 200 meters (600 feet) feet; (b) a line spacing of 250 meters (800 feet); (c) and a sample interval of 8 meters (26.4 feet). State of the art magnetometer, GPS, radar altimeter, and computer recording of data were used and in our opinion no other survey of this quality and precision is available in the area.

(2) one hundred twenty seven linear miles of Induced Polarization (IP) was run by Zonge Engineering of Tucson AZ. Of necessity lines were brushed of all trees and undergrowth and all access was by helicopter, however, the lines themselves were done on the ground by foot. All data was recorded on appropriate computers, downloaded each evening and sent to the Zonge Office in Tucson and to our consulting geophysicist Mr. Jan Klein in Vancouver, BC, Canada. Mr. Klein supervised all IP and other geophysical surveys over the Pebble for Cominco who sold the Pebble Project to Northern Dynasty. Thus, we believe Mr Klein has had more experience in the geophysics of the area, which includes over 2,000 square miles, than any other geophysicist. The results were interpreted and sent back to the Alaska headquarters every night.

(3) Liberty Star contracted with Geotech Limited of London, Ontario, Canada to run their ZTEM Electro Magnetic (EM) airborne survey equipment over the Big Chunk project. This thoroughly tested system can look down 2,000 meters (6,000 feet) in to the crust of the earth and detect sulfide mineralization associated with porphyry copper-gold systems, as well as other geologic features. This survey was completed in August 2009. The survey covered 315.2 sq kilometers (121.7 sq miles) and consisted of north-south lines spaced 250 meters apart on our Big Chunk Super Project mineral claims. In May 2010, Liberty Star received feedback from Geotech Ltd. that its interpretation showed at least 4 to 7 signatures that are consistent with porphyry copper responses. The 2D computer model shows typical low responsive areas, which could correspond to an ore mineral core zones with a surrounding responsive cylinders representing pyrite halos typical of Porphyry copper systems. For control, Geotech flew a survey the day after completing the Big Chunk survey, over the Pebble mineral deposit. The anomalies on Big Chunk show strong similarities to the Pebble.

During the field seasons of 2004 and 2005 Liberty collected approximately eleven thousand geochemical samples. The sampling program was designed by both consulting geochemist, Shea Clark Smith, of MEG Laboratories in the Reno area of Nevada, and Liberty Chief Geologist, James Briscoe. The sampling program was based on many years of geochemical studies and sampling throughout the world by Mr. Smith~~,~~ and his Masters Degree thesis on sampling tundra plants and detecting metals in their woody stems reflecting metals at depth. Further, Mr. Smith and Mr. Briscoe used this technique to locate buried porphyry copper deposits in the Silver Bell district (see discussion of the East Silver Bell Project in this report) near Tucson, Arizona in 1996 -1998. The methodology was conceived, discovered and proven in a well known porphyry district south of Tucson, Arizona between the period 1950 to 1955. At Big Chunk the samples collected included: (1) stream sediment; (2) stream water; (3) pond and small-lake water; (4) soil samples; and (5) vegetation sampling new growth of woody plants. These samples were analyzed by Acme Labs, a Certified Assayer in Canada for 64 elements for each sample. For the eleven thousand samples, this resulted in approximately seven hundred thousand separate analyses including blanks, repeat and control samples part of the QA/QC (Quality Assurance Quality Control) procedures. Because of the overload worldwide in all assay labs at the time, turnaround time for the assays was up to three or more months. After receipt of the samples, they were processed using computer techniques and the results analyzed and interpreted. Known indicator elements, including porphyry copper-gold mineral center elements, formed typical porphyry copper center anomaly zones. Additionally, samples taken by Liberty Star over the Pebble deposit with the permission of Northern Dynasty, indicated that mineral body to be detectable by these methods. The geochemical methodology was used by the US Geological Survey, under contract for the Pebble partnership over the Pebble mineral zone, and data was published in 2010. It was again shown to be effective in indicating the Pebble deposit mineralization at depth. The anomalies generated by both deep looking ZTEM and geochemistry by Liberty Star have been tested by published results from drilling in the Pebble mineral body. The same type of targets in the Liberty Star Big Chunk have yet to be tested by drilling.

We are unaware of any previous claim ownership anywhere on our Big Chunk claims in Alaska. No historical drilling resulting in mineral resources or reserves are in the published literature concerning the property. Minor exploration was conducted by Teck Cominco Alaska, and Anaconda Mining Inc. The United States Geological Survey does not do exploration but they had done minor geological mapping in the north part of the Big Chunk caldera, along with widely spaced aeromag surveys in the same area. We are not aware of any prior exploration that was conducted on our Big Chunk claims in Alaska prior to January 10, 2004, when our aerial magnetic survey began.

We have not defined mineral resources on any of our claims at Big Chunk.

Letter Agreement and Secured Convertible Note with Northern Dynasty Minerals Ltd. With Respect to Big Chunk

On July 15, 2010, we issued a secured convertible promissory note (the "2010 Convertible Note") to Northern Dynasty Minerals Ltd ("Northern Dynasty"). The original advanced amount is $4,000,000 and bears interest at a rate of 10% per annum compounded monthly (the "Loan"). On August 17, 2010, we transferred 95 of our Alaska State mineral claims from the Big Chunk Super Project to Northern Dynasty for consideration of $1,000,000 of the original advanced amount under the Convertible Note, leaving $3,000,000 of the Loan amount outstanding. No interest accrued on the $1,000,000 of the original advanced amount. Effective September 1, 2011, the agreement with Northern Dynasty was amended to increase the 2010 Convertible Note by $561,816 to reimburse Northern Dynasty for assessment work, rental fees, cash in lieu of assessment work and filing fees on the mineral claims that was paid in fiscal 2011 and fiscal 2012 because we could not come to an agreement on an earn-in option and joint venture agreement with Northern Dynasty. On February 29, 2012, with effect from November 30, 2011, we executed an additional convertible promissory note (the "2011 Convertible Note" and together with the 2010 Convertible Note, the "Convertible Notes") in the amount of $168,358 in reimbursement to Northern Dynasty of assessment work, rental fees and filing fees on our mineral claims. Principal balance of the Convertible Notes at January 31, 2012 is $3,730,174 with accrued interest on the 2010 Convertible Note at January 31, 2012 at $526,971.

As part of the transactions noted above, we entered into a letter agreement with Northern Dynasty whereby, subject to negotiating and signing a definitive earn-in option and joint venture agreement, Northern Dynasty can earn a 60% interest in our Big Chunk and Bonanza Hills projects in Alaska (the "Joint Venture Claims") by spending $10,000,000 on those properties over six years. The outstanding loan amounts from Northern Dynasty may be applied as part of Northern Dynasty's earn-in requirements. Northern Dynasty's minimum annual expenditures under the earn-in would be the minimum level necessary to keep the Joint Venture Claims in good standing. Northern Dynasty may elect to abandon the earn-in at any time on 30 days' notice, so long as sufficient annual labor is performed, or a cash payment in lieu of labor is made, in order to fulfill the annual labor requirements for the Joint Venture Claims for a minimum of 12 months after termination of the earn-in. To date, no joint venture agreement has been agreed upon and as such, Northern Dynasty may demand payment of the funds due under the Convertible Notes at any time upon 45 days notice.

Tombstone Super Project ("Tombstone"):

Our CEO and Chief Geologist James Briscoe has long experience in the Tombstone district, where he first worked in 1972. In the mid-1980s, he concluded that much earlier regional geologic work had reached erroneous conclusions and that Tombstone was a large and ancient (72 million years before the present -' or Laramide in age) volcanic structure -' a caldera. He brought this to the attention of the US Geological Survey caldera experts, who after study concluded that Briscoe was correct. Subsequently, more than seventeen calderas of various ages have been identified in Arizona~~,~~ by the US Geological survey, the Arizona Geological Survey and others. Such calderas of Laramide age are all associated with porphyry alteration and copper and associated mineralization; many of these have become very large copper mines. Studies by Mr. Briscoe over the years, and more recently using advanced technology, have indicated that alteration associated mineralization at Tombstone is much more extensive than originally thought. This alteration lays largely under cover and is indicated by geochemistry, geophysics and projection of known geology into covered areas.

We hold 66 standard Federal lode mining claims located due east and southeast of the town of Tombstone, Arizona. We also hold Arizona State Mineral Exploration Permits (MEPs) covering 4766.9 acres or 7.45 square miles in the same area. We also hold an option to explore 33 standard Federal lode mining claims located in the same region. We plan to ascertain whether the Tombstone lode mining claims and MEPs possess commercially viable deposits of copper, gold, molybdenum, silver, zinc and other valuable metals.

The Tombstone claims are undeveloped. However significant amounts of aeromagnetic surveys, IP (Induced Polarization Surveys), geologic mapping by the USGS and others, and geochemical surveys including soil, rock and vegetation sampling have been conducted at various times by various parties, over the last 60 years. When compiled and analyzed these various data suggest a compelling series of anomalies that are typical of buried, dirt and rock covered porphyry copper system(s). Below is a summary of prior exploration activities performed on our Tombstone claims:

Technical Report: In mid March 2011, Liberty Star contracted SRK to prepare three (3) Technical studies and Reports in a form similar to mineral reports prescribed under NI 43-101. Members of SRK's engineering/scientific staff supervised by a Qualified Person as defined under NI 43-101 and SRK's Tucson Office Principal Geologist, Corolla Hoag, and geologist Dr. Jan Rasmussen have visited the Tombstone property. This information was combined with historic technical reports going back to 1878 and more recent data up to August 2011 (the date of their reports). The three Technical Reports are entitled: (1) Walnut Creek Exploration Report, Tombstone District, Arizona -' August 31, 2011, 147 pages; (2) The Tombstone Caldera South Exploration Report, Tombstone District, Arizona -' August 31, 2011, 144 pages; and (3) Hay Mountain Exploration Report, Tombstone District, Arizona -' August 31 2011, 155 pages. We had also requested that SRK prepare a report on the Tombstone Consolidated Mines patented claims. These claims covered the entirety of historic productive area of the Tombstone mines which date to their discovery in 1877. However, before that report could be completed a competitor acquired a lease on those lands. These Technical Reports thoroughly summarize and illustrate the salient geotechnical data of the Tombstone Mining District covering about 250 square miles and present much data in computer map format. In such context, they analyze Liberty Star's exploration programs as related to the entire area, make estimates and recommend execution of proposed Company exploration programs. Because of competitive pressure and the unique nature of the data which includes 40+ years of private report compilation by James Briscoe, our CEO, these reports are considered confidential and will not be released for the foreseeable future.

Geochemical sampling at the Hay Mountain Project: In 2011 and early 2012 we collected nearly 1,800 rock, soil and vegetation samples over 621 sample sites over approximately 14 square miles centered on the Hay Mountain property. These samples are in the process of being assayed for 63 elements generating about 113,000 analyses. The samples were prepared by MEG Inc. and have been shipped to ALS Minerals (ALS-Chemex) a Certified (under NI 43-101 criteria and approved by regulatory processes) geochemical analysis lab in Vancouver, British Columbia. Assay results are being sent to our Tucson office and when all assays are received our geology team will be able to generate computer analyses that allow interpretation of the data.

ZTEM EM Survey: We have requested and have received a cost estimate from Geotech of Aurora (Toronto area) Ontario, Canada, which is the only purveyor of this helicopter borne electromagnetic (EM) geophysical method. We anticipate flying the Tombstone area this spring or summer. This geophysical method has the ability to "look down" into the crust of the earth about 2,000 meters (6,000 feet) and detect sulfides which may be associated with porphyry copper systems. Test work over known Safford, Arizona porphyry copper deposits along with thousands of verifying drill holes show the geometry of such mineral systems can be determined, thus identifying whether it is a porphyry copper system or some other mineral system~~,~~. When combined with our geochemical data, we can determine the position of the copper-moly center of the system and design our drill program to efficiently test and define mineralization.

East Silver Bell Porphyry Copper Project ("East Silver Bell" or "ESB"):

Located northwest of Tucson, Arizona, the claims currently are within the Ironwood National Monument, which was established after the claims were staked and validated by numerous drill holes in addition to extensive technical studies. We plan to ascertain whether the East Silver Bell claims possess commercially viable deposits of copper. We hold an option to explore 26 standard Federal lode mining claims located in the same region. The optioned mineral claims are owned by JABA US Inc., a corporation in which two of our directors are owners. We have not identified any ore reserves to date.

The East Silver Bell claims are undeveloped. The ESB block of claims were staked circa 1994 about five miles east of the ASARCO Solvent-Extraction-Electro-Winning (SXEW) plant. The East Silver Bell claims are directly adjacent and contiguous to the ASARCO Patented (fee simple) lands. Circa 1994 JABA (US) Inc. compiled geophysics -' consisting of existing, widely spaced airborne magnetics, collected soil and vegetation geochemical samples, performed detailed photo interpretation from high resolution color aerial photography, mapped surface geology, breccia pipes and performed detailed mapping and interpretation of leached capping and performed very closely spaced man borne magnetic surveys over alteration and projection of the edge of the Silver Bell caldera and associated mineral belt that includes the Silver Bell porphyry copper mines that could be seen on the color air photos. The surface magnetic survey was interpreted by geophysicist Edward DeRidder, who pointed out a magnetic low that he interpreted as a porphyry copper magnetic low. Subsequently, north-south Induced Polarization (IP) lines were run and interpreted by Zonge engineering, to show a sulfide response at 900 to 1,000 feet below the surface. All of this data was plotted in 3D images showing overlapping and mutually reinforcing geochemical, ground magnetic and IP geophysics, and geologic- alteration mapped anomalies. Half of this responsive area lies on the adjacent ASARCO ground and half lies on JABA (US) ground. Subsequent to these studies, the ground was lease-optioned to Valarie Gold Exploration Inc., (Valarie) a Canadian exploration company. They drilled 6 holes to a predetermined depth of 600 feet, using a rotary drill and recovered drill chips, sampled at 5 foot intervals. The drilling penetrated and recovered classic chalcocite leached capping typical of that material occurring over ore bodies in the Silver Bell mines of North Silver Bell, El Tiro and Oxide open pit mines. Geochemical assays of the cuttings showed three to four relict ghost copper enriched zones to the final arbitrary depth of six hundred feet. These holes did not penetrate the leached chalcocite capping rock and did not enter sulfides. Valarie relinquished their lease. Latter Kennecott Copper Corp. optioned the claims and drilled three rotary drill holes. Of these holes two twisted off the drill bits at shallow depth and had to be abandoned while in the leached chalcocite capping. One hole penetrated to a depth of 1,000 feet but poor sampling procedures negated any meaningful data from this hole, when primary samples were irretrievably lost. These two drill attempts were predictably not successful but geochemistry from the Valarie drill holes did show shadow geochemical copper enrichment indicating chalcocite enrichment in the sulfide blanket below and the Kennecott effort did recover some chalcocite (enrighed copper sulfide) Circa 1998 the Ironwood National Monument was created over JABA's valid mining claims. The surface of these claims cannot be used to extract the copper mineral body below by the open pit mining method. Since half of the of the geophysically, geochemically, geologically, alteration indicated mineral body is located on ASARCO patented land and because the ASARCO SXEW plant is only five miles to the west, it is believed that this mineral body can be extracted from the ASARCO property by underground – in situ leach technology at some point in the future. To date we have not identified any ore reserves on the East Silver Bell Project.

We have not found any mineral resources on any of our claims.

LEGAL PROCEEDINGS

We know of no material pending legal proceedings to which our company is a party or of which any of our property is the subject. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any director, officer or affiliate of our company, or any registered or beneficial stockholder of our company, or any associate of any such director, officer, affiliate, or stockholder is a party adverse to our company or has a material interest adverse to our company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was listed and commenced trading on the OTC Bulletin Board on July 15, 2003 when our corporate name was Titanium Intelligence Inc. On February 3, 2004, we merged with our subsidiary and changed our name to Liberty Star Gold Corp. and traded under the symbol "LBTS.OB". On April 16, 2007 we again changed our name to Liberty Star Uranium & Metals Corp. and our stock changed its trading symbol to “LBSU.OB”. On September 1, 2009 we effected a one for four reverse stock split of our authorized and issued and outstanding common stock. As a result our authorized capital decreased to 1,250,000,000 shares of common stock with a par value of $0.00001. Our stock is traded under a new symbol LBSR as of the opening of trading on September 1, 2009.

The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the OTC Bulletin Board:

OTC Bulletin Board (1)
Quarter Ended	High	Low
January 31, 2012	$0.00	$0.00
October 31, 2011	$0.00	$0.00
July 31, 2011	$0.00	$0.00
April 30, 2011	$0.042	$0.00
January 31, 2011	$0.081	$0.036
October 31, 2010	$0.19	$0.00
July 31, 2010	$0.0325	$0.0012
April 30, 2010	$0.0025	$0.001

(1)

These bid prices were taken from OTC Bulletin Board quarterly trade and quote summary report. Such over-the- counter market quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

Holders

As of the date hereof, the shareholders' list for our common stock showed 644,631,457shares issued and outstanding with 78 registered stockholders and approximately 8,500 stockholders whose names and contact information we have and an unknown number of unregistered stockholders whose shares are held in their brokerage accounts.

Dividends

We have never declared or paid any cash dividends on shares of our common or preferred stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and related notes appearing elsewhere in this Prospectus. Various statements have been made in this Prospectus that may constitute “forward-looking statements”. Forward-looking statements may also be made in Liberty Star Uranium & Metals Corp.’s Quarterly and Annual Reports filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) and in other documents. In addition, from time to time, Liberty Star Uranium & Metals Corp. through its management may make oral forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from such statements. The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Liberty Star Uranium & Metals Corp. undertakes no obligation to update or revise any forward-looking statements.

Our Business

The following Management’s Discussion and Analysis is intended to help the reader understand the results of operations and financial condition of Liberty Star Uranium & Metals Corp. (the “Company”, “we”, “us”, or “Liberty Star”). Management’s Discussion and Analysis is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes to the consolidated financial statements for the fiscal year ended January 31, 2012 located in this Form S-1.

Liberty Star is in the acquisition and exploration of mineral properties business. Big Chunk Corp. (“Big Chunk”) is our wholly owned subsidiary and is engaged in the acquisition and exploration of mineral properties business in the State of Alaska. We are an exploration stage company, as we have not generated revenues from operations. Our significant projects are:

North Pipes Super Project (“NPSP”): NPSP is located in Northern Arizona on the Arizona Strip and we plan to ascertain whether the North Pipes Super Project claims possess commercially viable deposits of uranium. We have not identified any ore reserves to date.

Big Chunk Super Project (“Big Chunk”): Big Chunk is located in the Iliamna region of Southwestern Alaska and we plan to ascertain whether the Big Chunk claims possess commercially viable deposits of copper, gold, molybdenum, silver and zinc. We have not identified any ore reserves to date.

Bonanza Hills Project (“Bonanza Hills”): Located in the Iliamna region of Southwestern Alaska, our plans have been to ascertain whether the Bonanza Hills claims possess commercially viable deposits of gold and silver. We have not identified any ore reserves to date. Bonanza Hills is hampered by its remote location. We have paid cash in lieu of physical exploration as permitted by Alaska state mining regulations. We did not pay rental fees in a timely fashion as required by regulation because we chose to expend those monies on other more promising Liberty projects. We may choose to pay those rental fees in arrears, as permitted by Alaska state mining regulations, and reinstate those claims if a third party has not overstaked those claims in the interim. If other projects continue to be more promising, we may completely relinquish any rights we may have at the end of the Assessment Year, 12:01 pm Alaska time September 1, 2012.

Tombstone Porphyry-Precious Metals Project (“Tombstone”): Tombstone is located in Cochise County, Arizona and we plan to ascertain whether the Tombstone claims possess commercially viable deposits of copper, molybdenum, gold, silver, lead and zinc. We have not identified any ore reserves to date.

East Silver Bell Porphyry Copper Project (“East Silver Bell”): Located northwest of Tucson, Arizona, we plan to ascertain whether the East Silver Bell claims possess commercially viable deposits of copper. We have not identified any ore reserves to date.

Title to mineral claims involves certain inherent risks due to difficulties of determining the validity of certain claims as well as potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. We have investigated title to all the Company’s mineral properties and, to the best of its knowledge, title to all properties are in good standing, except for our Bonanza Hills project claims which are not in good standing for unpaid required annual rental payments for rental year 2011 to 2012 in the amount of $15,800

The mineral resource business generally consists of three stages: exploration, development and production. Mineral resource companies that are in the exploration stage have not yet found mineral resources in commercially exploitable quantities, and are engaged in exploring land in an effort to discover them. Mineral resource companies that have located a mineral resource in commercially exploitable quantities and are preparing to extract that resource are in the development stage, while those engaged in the extraction of a known mineral resource are in the production stage. We are in the exploration stage -' as we have not found any mineral resources in commercially exploitable quantities.

There is no assurance that a commercially viable mineral deposit exists on any of our properties, and further exploration is required before we can evaluate whether any exist and, if so, whether it would be economically feasible to develop or exploit those resources. Even if we complete our current exploration program and we are successful in identifying a mineral deposit, we would be required to spend substantial funds on further drilling and engineering studies before we could know whether that mineral deposit will constitute an ore reserve (an ore reserve is a commercially viable mineral deposit). Please refer to the section entitled "Risk Factors" for additional information about the risks of mineral exploration.

To date, we have not generated any revenues and we remain in the exploration stage. Our ability to pursue our business plan and generate revenues is subject to our ability to obtain additional financing, and we cannot give any assurance that we will be able to do so.

Liquidity and Capital Resources

We had cash and cash equivalents in the amount of $155,869 as of January 31, 2012. We had negative working capital of $(4,287,593) as of January 31, 2012. We had cash inflows from financing activities of $249,357 for the year ended January 31, 2012. We issued additional debt on our convertible promissory note with Northern Dynasty in the amount of $730,174 to pay geological exploration, assessment and rentals on our Big Chunk and Bonanza Hills claims. We will need additional funds in order to proceed with our planned exploration program.

The Company has been successfully raising capital from selling equity by way of private placements. The Company intends to continue to raise capital from such. As standard practice in the resource industry, the Company may choose to enter into joint venture agreements with other companies to finance the Company's projects for the long term. In addition, the Company may choose to sell a portion of its assets to finance its projects. Should our properties prove to be as prolific and commercially viable as we hope, we may be in a position to seek debt financing to help build infrastructure, and finally, we eventually hope to obtain revenyes from commercial mining of our properties.

Letter Agreement and Secured Convertible Notes with Northern Dynasty Minerals Ltd.

On July 15, 2010, we issued a secured convertible promissory note (the "2010 Convertible Note") to Northern Dynasty Minerals Ltd ("Northern Dynasty"). The original advanced amount is $4,000,000 and bears interest at a rate of 10% per annum compounded monthly (the "Loan"). On August 17, 2010, we transferred 95 of our Alaska State mineral claims from the Big Chunk Super Project to Northern Dynasty for consideration of $1,000,000 of the original advanced amount under the Convertible Note, leaving $3,000,000 of the Loan amount outstanding. No interest accrued on the $1,000,000 of the original advanced amount. Effective September 1, 2011 the agreement with Northern Dynasty was amended to increase the 2010 Convertible Note by $561,816 to reimburse Northern Dynasty for assessment work, rental fees, cash in lieu of assessment work and filing fees on the mineral claims that was paid in fiscal 2011 and fiscal 2012 because we could not come to an agreement on an earn-in option and joint venture agreement with Northern Dynasty. On February 29, 2012, with effect from November 30, 2011, we executed an additional convertible promissory note (the "2011 Convertible Note" and together with the 2010 Convertible Note, the "Convertible Notes") in the amount of $168,358 in reimbursement to Northern Dynasty of assessment work, rental fees and filing fees on our mineral claims. Principal balance of the Convertible Notes at January 31, 2012 and 2011 was $3,730,174 and $3,000,000 respectively. Accrued interest on the Convertible Notes at January 31, 2012 and 2011 was $526,971 and $164,383, respectively.

As part of the transactions noted above, we entered into a letter agreement with Northern Dynasty whereby, subject to negotiating and signing a definitive earn-in option and joint venture agreement, Northern Dynasty can earn a 60% interest in our Big Chunk and Bonanza Hills projects in Alaska (the "Joint Venture Claims") by spending $10,000,000 on those properties over six years. The outstanding loan amounts from Northern Dynasty may be applied as part of Northern Dynasty's earn-in requirements. Northern Dynasty's minimum annual expenditures under the earn-in would be the minimum level necessary to keep the Joint Venture Claims in good standing. Northern Dynasty may elect to abandon the earn-in at any time on 30 days' notice, so long as sufficient annual labor is performed, or a cash payment in lieu of labor is made, in order to fulfill the annual labor requirements for the Joint Venture Claims for a minimum of 12 months after termination of the earn-in. To date, no joint venture agreement has been agreed upon and as such, Northern Dynasty may demand payment of the funds due under the Convertible Notes at any time upon 45 days notice.

The Convertible Notes are secured against our Big Chunk and Bonanza Hills property. The Convertible Notes are due for repayment 45 days after the earlier to occur of: (i) Northern Dynasty's completion of its earn-in to the Joint Venture Claims unless it has elected to deem the entire outstanding balance of the Convertible Note (including interest thereon) to be part of the earn-in expenditure requirements and (ii) termination of Northern Dynasty's earn-in right by voluntary abandonment provided that $1,000,000 in expenditures has been made; or (iii) termination of Northern Dynasty’s earn-in right on account of a superior third party joint venture offer.

Provided a minimum of $1,000,000 has been expended by Northern Dynasty on earn in expenses, the Convertible Notes will be convertible until repaid or deemed repaid, into common shares of our company at the 5 day volume weighted average trading price immediately prior to Northern Dynasty giving a notice of conversion less the maximum allowable discount applicable as if our shares were listed on the TSX Venture Exchange. At January 31, 2012, Northern Dynasty has expended $712,756 of the $1,000,000 earn in expenses. The Convertible Note may be pre-paid by our company without penalty at any time on 10 days prior notice during which time Northern Dynasty’s conversion rights are unaffected.

Financing Agreement with Fairhills Capital Offshore Ltd.

On January 19, 2012, we entered into a financing agreement (the “Fairhills Agreement”) with Fairhills Capital Offshore Ltd. (“Fairhills Capital”), whereby Fairhills Capital will provide for a non-brokered financing arrangement of up to $10,000,000. The financing allows but does not require us to issue and sell up to the number of shares of common stock having an aggregate purchase price of $10,000,000 to Fairhills Capital. Subject to the terms and conditions of the Fairhills Agreement and a registration rights agreement entered into concurrently (the “Registration Rights Agreement”), we may, in our sole discretion, deliver a notice to Fairhills Capital which states the dollar amount which we intend to sell to Fairhills Capital on a certain date. The amount that we shall be entitled to sell to Fairhills Capital shall be equal to two hundred percent (200%) of the average daily volume (U.S. market only) of our shares of common stock for the ten (10) trading days prior to the applicable notice date. Such shares of common stock will be valued at a 27.5% discount from the weighted average trading price of our stock for the five (5) trading days before Fairhills Capital receives our notice of sale. The shares of common stock that we sell to Fairhills Capital must be registered stock, among other conditions of investment.

Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-1 with the Securities and Exchange Commission within twenty-one (21) days of the date of the Registration Rights Agreement and to have a registration statement declared effective by the Securities and Exchange Commission within one hundred and twenty (120) calendar days from January 19, 2012. The registration statement was filed on March 13, 2012 and has not been declared effective yet.

Results of Operations for the year ended January 31, 2012

We had a net loss of $(2,461,459) for the twelve-month period ended January 31, 2012 compared to a net loss of $(19,865,419) for the twelve-month period ended January 31, 2011. The decrease in net loss of approximately $17 million is mainly due to the following factors:

1)

Decrease in settlement expense of approximately $13.2 million due to the settlement of actual and threatened lawsuits from four warrant holders in the prior year. No settlement expense was incurred in the current year. We amended some of the existing warrants that were outstanding to these holders as well as issuing new warrants to two of these holders. The black- scholes valuation model was used to estimate the fair market value of these modifications and new warrants.

2)

Decrease of $3.7 million loss on change in the fair value of warrants. The change in fair value of warrants was greatly impacted by large fluctuations in our stock trading prices last fiscal year. Also, there were less warrants outstanding that are measured at fair value in the current year as most of the warrants measured at fair value in the prior year were exercised and no longer outstanding at January 31, 2012 or replaced with new warrants with different terms.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Presentation of Financial Information

Our consolidated financial statements for the period ended January 31, 2012 reflect financial information for the twelve month period ending January 31, 2012, as well as from inception through January 31, 2012 and for the twelve-month period ended January 31, 2011.

Since we have not generated any revenue, we have included a reference to our ability to continue as a going concern in connection with our consolidated financial statements for the years ended January 31, 2012 and 2011. Our accumulated stockholders’ equity (deficit) at January 31, 2012, was $(4,226,424) and the net loss for the twelve-month period ended January 31, 2012 was $(2,461,459). All of our exploration costs are expensed as incurred.

The consolidated financial statements have been prepared on the going concern basis, which assumes that adequate sources of financing will be obtained as required and that our assets will be realized, and liabilities settled in the ordinary course of business. Accordingly, these consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the consolidated financial statements.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Our significant accounting policies are described in Note 2 to the consolidated financial statements included in Item 8 in the January 31, 2012 Form 10-K. The critical accounting policies adopted by our company are as follows:

Going Concern

Since we have not generated any revenue, we have negative cash flows from operations, and negative working capital we have included a reference to the substantial doubt about our ability to continue as a going concern in connection with our consolidated financial statements for the period ended January 31, 2012. Our total stockholders’ equity (deficit) at January 31, 2012 was $(4,226,424).

The consolidated financial statements have been prepared on the going concern basis, which assumes that adequate sources of financing will be obtained as required and that our assets will be realized, and liabilities settled in the ordinary course of business. Accordingly, these consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

Mineral claims

We account for costs incurred to acquire, maintain and explore mineral properties as charged to expense in the period incurred until the time that a proven mineral resource is established at which point development of the mineral property would be capitalized. Currently, we do not have any proven mineral resources on any of our mineral properties.

Convertible promissory notes

We reviewed the convertible promissory notes and the related subscription agreements to determine the appropriate reporting within the financial statements. We report convertible promissory notes as liabilities at their carrying value less unamortized discounts in accordance with the applicable accounting guidance. We bifurcate conversion options and detachable common stock purchase warrants and report them as liabilities at fair value at each reporting period when required in accordance with the applicable accounting guidance. No gain or loss is reported when the notes are converted into shares of our common stock in accordance with the note’s terms.

Common stock purchase warrants

We report common stock purchase warrants as equity unless a condition exists which requires reporting as a derivative liability at fair market value. For common stock purchase warrants reported as a derivative liability, as well as new and modified warrants reported as equity, we utilize the Black-Scholes valuation method in order to determine fair value.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years there were no disagreements with Semple, Marchal & Cooper, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Semple, Marchal & Cooper, LLP would have caused Semple, Marchal & Cooper, LLP to make reference to the matter in their report.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table lists the current members of our board of directors and our executive officers as of the date herof. Our directors hold office until their successors have been duly elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages, positions held, and duration as such, are as follows:

Name	Age	Position

James Briscoe	70	Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Director

Larry Liang	32	President(1) and Director

Gary Musil	61	Secretary and Director

John Guilbert	80	Director

Keith Brill	34	Director

Charles Vollmer	64	Director

Eduardo Othon	39	Former Director(2)

(1)	Effective August 10, 2011, Mr. Briscoe resigned as our company’s President and Mr. Liang was appointed our company’s President.

(2)	Mr. Othon resigned from our board of directors on November 17, 2011.

James Briscoe - Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Director. Mr. Briscoe was appointed as our Chief Executive Officer, President, Chairman and a director on February 3, 2004. Mr. Briscoe became the interim Chief Financial Officer on July 31, 2008. Mr. Briscoe is a Registered Professional Geologist in the states of Arizona and California. From 1996 to April 2005, Mr. Briscoe was the Vice President of Exploration, and Chairman of the Board of JABA Exploration Inc., a TSX Venture Exchange Canadian public company. Mr. Briscoe was also the President, Chief Executive Officer and a Geologist of JABA (US) Inc. and President of CompaniaMinera JABA, S.A. de C.V. in Mexico. CompaniaMinera JABA, S.A. de C.V. is no longer active and is in the process of dissolution. During the periods of time indicated below, Mr. Briscoe served in the positions listed for the following two Canadian public companies:

Company	Title	From	To

1. Excellon	VP Exploration	April 1994	January 1996
2. JABA Inc.	CEO	January 1980	April 2005

We believe Mr. Briscoe is qualified to serve on our board of directors because of his knowledge of our company’s history and current operations, which he gained from working for our company as described above, in addition to his education and business experience as described above.

Larry Liang – President & Director. Mr. Liang has a strong background in international business development both in China and the United States. As a banker and real estate broker, Mr. Liang has negotiated multi-million dollar transactions for Chinese, American and other international clients. His current focus is on entrepreneurial projects that will utilize his expertise in public and private mergers and acquisitions, joint ventures and strategic alliances. Previously, Mr. Liang had practiced corporate law for the TianLun Law Firm, one of southern China’s largest law firms. He holds law degrees from the Southwest University of Political Science and Law, Chong Qing, China and from the James E. Rogers College of Law, University of Arizona, Tucson, Arizona.

We believe Mr. Liang is qualified to serve on our board of directors because of his knowledge of our company’s history and current operations, which he gained from working for our company as described above, in addition to his education and business experience as described above.

Gary Musil – Secretary and Director. Mr. Gary Musil was appointed as one of our directors on October 23, 2003 and is presently our corporate Secretary. Mr. Musil was our Chief Executive Officer and Chief Financial Officer from October 23, 2003 to February 3, 2004. Mr. Musil has more than 30 years of management and financial consulting experience. Mr. Musil has served as an officer and director on numerous public mining companies since 1988. This experience has resulted in his overseeing exploration projects in Peru, Chile, Eastern Europe (Slovak Republic), British Columbia, Ontario, Quebec and New Brunswick (Canada). Prior to this, he was employed for 15 years with Dickenson Mines Ltd. and Kam-Kotia Mines Ltd. as a controller for the producing silver/lead/zinc mine in the interior of British Columbia, Canada. Mr. Musil currently serves as an officer/director of four TSX Venture Exchange public companies in Canada. Mr. Musil has been the President, Chief Executive Officer, Chief Financial Officer and a director of International Montoro Resources Inc., a TSX Venture company and a reporting issuer in Canada, since February 1999. Mr. Musil has been the chief financial officer and secretary and a director of Belmont Resources Inc., a TSX Venture company and a reporting issuer in Canada, since August 1992. Mr. Musil has been the chief financial officer and a director of Megastar Development Corp, a TSX Venture company and a reporting issuer in Canada, since July 2006. Mr. Musil has been the Chief Financial Officer and secretary of Highbank Resources Ltd., a TSX Venture company and a reporting issuer in Canada, since December 1988.

We believe Mr. Musil is qualified to serve on our board of directors because of his knowledge of our company's history and current operations, which he gained from working for our company as described above, in addition to his education and business experience as described above.

John Guilbert - Director. Dr. Guilbert was appointed as one of our directors on February 5, 2004. Dr. Guilbert is a Professor Emeritus at the University of Arizona and is a world-renowned geologist and author and a co-developer of the Lowell-Guilbert porphyry copper model and recipient of two mining awards, the R.A.F. Penrose Medal and the D.C. Jackling Award. Dr. Guilbert has served as a director of Excellon Inc. a Vancouver Stock Exchange listed company from 1992 - 1996. Dr. Guilbert has served as a Board Chairman and director for JABA Inc., an Alberta Stock Exchange (later CDNX then TSX) listed company from 1996 - 2002.

We believe Dr. Guilbert is qualified to serve on our board of directors because of his knowledge of our company's history and current operations, which he gained from working for our company as described above, in addition to his education and business experience as described above.

Keith Brill - Director. Mr. Brill was appointed as one of our directors on December 23, 2009. Mr. Brill received an International Master of Business Administration (IMBA) from the Moore School of Business, University of South Carolina in May 2005. He graduated from the South Carolina Honors College, University of South Carolina in May 2003 with a Bachelor of Science, magna cum laude, major in Economics and Finance, minor in Spanish. Mr. Brill has been a management consultant with PA Consulting Group, Inc., a leading global consulting firm, since 2004. He has provided multinational Fortune 500 companies with consulting advice on topics including cost reduction, operational efficiency, and IT strategy. Mr. Brill has extensive experience in conducting ROI analysis, developing business cases, and providing strategic financial advice on major business transformation programs.

We believe Mr. Brill is qualified to serve on our board of directors because of his knowledge of our company's history and current operations, which he gained from working for our company as described above, in addition to his education and business experience as described above.

Eduardo Othon - Director & Vice President Global Business Development. Mr. Othon joined Liberty Star in January 2010 as an executive focused on developing the Company's contacts in Mexico. In January 2011 Mr. Othon was named Vice President, Global Business Development and appointed to the Liberty Star board of directors reflecting his activities on behalf of the Company in the Middle East. He is the founder and President of Global Solutions LLC, a Tucson-based business development consulting firm and has participated in numerous transactions between international clients and Mexican mining concerns. Mr. Othon is a dual citizen of the US and Mexico. He holds a Bachelor of Art in Psychology from the University of Arizona. Effective November 17, 2011, Mr. Othon resigned as a director and Vice President, Global Business Development of our company.

Charles Vollmer - Director. Mr. Vollmer joined the board on February 15, 2011. Mr. Vollmer has significant experience and numerous contacts in the Middle East. From 1999 to 2007, Mr. Vollmer was under contract to the US government to assist moderate Arab and Muslim leaders to develop strategies and operational concepts for coalition building. In this capacity, Mr. Vollmer developed several hundred US/Arab strategy and policy documents and held twelve Mideast Air Chief and Cross-Cultural Symposia attended by leaders of a dozen nations in the Arab Gulf, Europe and the US. He is involved in Israel and Palestinian security issues and has extensive knowledge of the Israeli and Arab security establishments. US officials and war colleges reviewed a detailed analysis of Iran authored by Mr. Vollmer. He lectures on the Middle East, Islam and Arabs.

Family Relationships

There are no family relationships among our directors or officers.

Board and Committee Meetings

The board of directors of our company held four formal meetings in the year ended January 31, 2012 and four formal meetings in the year ended January 31, 2011. All proceedings of the board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada General Corporate Law and the By-laws of our company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

There have been no material changes to the procedures by which our shareholders may recommend nominees to our board of directors during the year ended January 31, 2012. Shareholders may contact our President, Larry Liang, to recommend nominees to our board of directors.

For the year ended January 31, 2012 our only standing committee of the board of directors was our audit committee. We do not have a nominating committee or a compensation committee.

Currently our audit committee consists of our entire board of directors. We do not have a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act.

During fiscal years ended January 31, 2012 and January 31, 2011, there were no special meetings held by this committee. The business of the Audit Committee was conducted by resolutions consented to in writing by all the members of the board and filed with the minutes of the proceedings of the board.

Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its board of directors or audit committee that qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, or who is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our consolidated financial statements and understanding internal controls and procedures for financial reporting. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

5.

being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or,

6.

being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self- regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the year ended January 31, 2012, all filing requirements applicable to its officers, directors and greater than 10% percent beneficial owners were complied with.

Code of Ethics

Effective March 15, 2004, our company's board of directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, our company's president and secretary (being our principal executive officer, principal financial officer and principal accounting officer), as well as persons performing similar functions. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

1.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.

full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

3.	compliance with applicable governmental laws, rules and regulations;

4.	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

5.

accountability for adherence to the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics requires, among other things, that all of our company's Senior Officers commit to timely, accurate and consistent disclosure of information; that they maintain confidential information; and that they act with honesty and integrity.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly Senior Officers, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal and state securities laws. Any Senior Officer who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to our company. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our company's Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics was filed with the Securities and Exchange Commission on March 13, 2004 as Exhibit 14.1 to our annual report. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request. Requests can be sent to: Liberty Star Uranium & Metals Corp., 5610 E Sutler Ln, Tucson, Arizona 85712.

EXECUTIVE COMPENSATION

The following table sets forth the compensation of specified executive officers for years ended January 31, 2012 and 2011:

Summary Compensation Table

						Nonequity	Non-qualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)(1)	(US$)
James Briscoe Principal Executive Officer, CEO, Chairman and Director	2011 2012	115,500 84,000	6,800 Nil	Nil Nil	1,391,250 (2) Nil	Nil Nil	Nil Nil	Nil $89,667(5)	$1,513,550 $173,667
Larry Liang Director, President	2011 2012	17,500 65,625	Nil	Nil	66,250 (3) 198,000(4)	Nil	Nil	Nil	$83,750 $263,625
Eduardo Othon(7) Director & Vice President Global Business Development	2011 2012	27,901 47,500	Nil Nil	Nil Nil	66,250 (6) Nil	Nil Nil	Nil Nil	Nil Nil	$94,151 $47,500

(1)

The value of perquisites and other personal benefits, securities and property for the officers that do not exceed the lesser of $10,000 or 10% of the total of the annual salary and bonus and is not reported herein.

(2)

Mr. Briscoe was awarded 52,500,000 incentive stock options on August 10, 2010 with a grant date fair value of $0.0265 per share. The assumptions used to determine the grant date fair value can be found in Note 8 to our audited consolidated financial statements.

(3)

Mr. Liang was awarded 2,500,000 incentive stock options on August 10, 2010 with a grant date fair value of $0.0265 per share. The assumptions used to determine the grant date fair value can be found in Note 8 to our audited consolidated financial statements.

(4)

Mr. Liang was awarded 10,000,000 incentive stock options on January 10, 2012 with a grant date fair value of $0.022 per share. The assumptions used to determine the grant date fair value can be found in Note 8 to our audited consolidated financial statements.

(5)	Amount includes accrued unpaid wages to Jim Briscoe during the year ended January 31, 2012.

(6)

Mr. Othon was awarded 2,500,000 incentive stock options on August 10, 2010 with a grant date fair value of $0.0265 per share. The assumptions used to determine the grant date fair value can be found in Note 8 to our audited consolidated financial statements. Due to this resignation, Mr. Othon’s unexercised options were cancelled on February 17, 2012.

(7)	Mr. Othon resigned from his position as Director and Vice President of Global Business Development on November 17, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of January 31, 2012.

		Option Awards					Stock Awards

Equity
Incentive
Plan
Awards :
								Equity	Market or
			Equity					Incentive	Payout
			Incentive					Plan	Value
			Plan					Awards :	of
			Awards:				Market	Number of	Unearned
	Number of	Number of	Number of			Numberof	Value	Unearned	Shares,
	Securities	Securities	Securities			Shares or	of Shares	Shares, Units	Units
	Underlying	Underlying	Underlying			Units of	orUnits of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stockthat	Stock	Rights that	Rights that
	Options	Options	Unearned	Exercise	Expiration	Have Not	that Have	Have Not	Have Not
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	NotVested	Vested	Vested
James Briscoe	52,500,000	Nil	Nil	$0.038	8/10/2015	Nil	Nil	Nil	Nil
James Briscoe	75,000	Nil	Nil	$0.88	5/21/2018	Nil	Nil	Nil	Nil
Larry Liang	2,500,000	Nil	Nil	$0.038	8/10/2015	Nil	Nil	Nil	Nil
Larry Liang	5,000,000	5,000,000	Nil	$0.027	1/10/2022	Nil	Nil	Nil	Nil
Eduardo Othon(1)	2,500,000	Nil	Nil	$0.038	2/17/2012	Nil	Nil	Nil	Nil

(1)

Effective November 17, 2011, Mr. Othon resigned as a director and Vice President, Global Business Development of our company. As such, Mr. Othon’s unexercised options were cancelled on February 17, 2012.

COMPENSATION PLANS

As of January 31, 2012 we had three compensation plans in place, entitled "2004 Stock Option Plan", “2007 Stock Option Plan” and “2010 Stock Option Plan”. These plans have been approved by our security holders. These plans have been given retroactive effect of the 1 for 4 reverse stock split on September 1, 2009.

Plan	Totalnumber securities authorized	Number of securities to be issued upon exercise of outstanding options as at January 31, 2012 (a)	Weighted-average exercise price of outstanding options as at January 31, 2012 (b)	Number of securities remaining available for further issuance as at January 31, 2012 (excluding securities reflected in column (a)) (c)

2004 Stock Option Plan	962,500	451,375	$4.51	511,125
2007 Stock Option Plan	2,500,000	212,500	$0.88	2,287,500
2010 Stock Option Plan(1)	95,500,000	93,500,000	$0.037	2,000,000

(2)

Effective November 17, 2011, Mr. Othon resigned as a director and Vice President, Global Business Development of our company. As such, Mr. Othon’s unexercised options consisting of 2,500,000 securities underlying such options were cancelled on February 17, 2012.

On January 10, 2012 the Company granted incentive stock options and non-qualified stock options to certain of our directors, officers, employees and consultants to purchase an aggregate of 10,500,000 shares of our common stock at an exercise price of $0.027 per share for a term expiring on January 10, 2022. The options were 50% vested upon granting. The options will vest another 25% on the one year anniversary of the date of grant. The options will vest another 25% on the two year anniversary of the date of grant. The options that were vested immediately may be exercised using a cash-less exercise formula.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers receive stock options at the discretion of our Board. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Employment Contracts

We have not entered into any written employment agreements or compensation arrangements with any of our named executive officers. We have entered into a verbal agreement with James Briscoe, CEO and Director for annual salary of $148,000. We have entered into a verbal agreement with Larry Liang, President and Director, for annual salary of $75,000.

Compensation of Directors

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common stock as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Incentive stock options were granted to directors during the fiscal year ended January 31, 2012. There was no compensation paid or accruing to any director, unless such director is also a named executive officer, during the fiscal year ended January 31, 2012.

Name	Year	Fees Earned or Paid in Cash (US$)	Stock Awards (US$)	Option Awards (US$)	Nonequity Incentive Plan Compensatio n (US$)	Non-qualified Deferred Compensatio n Earnings (US$)	All Other Compensation (US$)(1)	Total (US$)
John Guilbert	2012	Nil	Nil	Nil	Nil	Nil	Nil	$0
Gary Musil	2012	Nil	Nil	Nil	Nil	Nil	Nil	$0
Keith Brill	2012	Nil	Nil	Nil	Nil	Nil	Nil	$0

(1)

The value of perquisites and other personal benefits, securities and property for the officers that do not exceed the lesser of $10,000 or 10% of the total of the annual salary and bonus and is not reported herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of May 7, 2012 for:

  each of our executive officers and directors;
  all of our executive officers and directors as a group; and
  any other beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

	Amount and Nature of	Percentage
Name and Address of Beneficial Owner	Beneficial Ownership	of Class(1)
James Briscoe 5610 E Sutler Lane Tucson AZ 85712 USA	54,762,500 (2) (3)	7.8%
Gary Musil 3577 Marshall Street Vancouver BC V5N 4S2 Canada	7,547,000(3)	1.2%
John Guilbert 961 E Linda Vista Blvd. Tucson AZ 85727 USA	15,052,500(3)	2.3%
Keith Brill 250 Central Ave Apt B204 New York, NY 11559 USA	2,500,000(3)	<1%
Larry Liang 6651 N Campbell Ave #254 Tucson, AZ 85718 USA	7,500,000(3)	1.2%
Eddie Othon 6025 S 6th Avenue Tucson, AZ 85706 USA (4)	0	0%
Charles Vollmer 1645 White Pine Drive Vienna, VA 22182
USA	0	0%
Directors and Executive Officers as a Group	87,362,000	12.0%

(1)

Based on 644,631,457 shares of common stock issued and outstanding as of May 8, 2012. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)

There are 2,187,500 shares that are held by Alaska Star Minerals LLC. James Briscoe beneficially owns 100% of the membership interest in Alaska Star Minerals LLC. There are 52,575,000 incentive stock options granted to James Briscoe under the 2004, 2007 and 2010 stock option plans that are exercisable at January 31, 2011.

(3)	Includes incentive stock options granted under the 2004, 2007 and 2010 stock option plans that are exercisable at January 31, 2012.

(4)	Effective November 17, 2011, Mr. Othon resigned as a director and Vice President, Global Business Development of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Director Independence

We have no directors who meet the definition set forth in Rule 5605(a)(2) of the Listing Rules of the NASDAQ, which defines an “independent director” generally as a person other than an executive officer or employee of the company, or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, this Registration Statement on Form S-1 under the Securities Act. This Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site ( http://www.sec.gov ) that contains the Registration Statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as us.

You may also read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public via commercial document retrieval services.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.           Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$710.52
Federal Taxes	$0
State Taxes and Fees	$0
Placement Agent Fees and Expenses	$0
Accounting Fees and Expenses	$0
Legal Fees and Expense	$0
Blue Sky Fees and Expenses	$0
Miscellaneous	$0
Total	$710.52

All amounts are estimates other than the Commission’s registration fee. Fairhills is paying all expenses, except for Accounting Fees and Expenses, of the offering listed above.

Item 14.           Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities

On March 14, 2012, we sold 2,000,000 units at a price of $0.02844 per unit to one investor for gross proceeds of $56,880. Each unit consisted of one common share of our company and one non-transferable common stock purchase warrant. Each common stock purchase warrant entitles the investor to purchase one additional common share of our company at a price of $0.03982 until March 14, 2015. The investor is a U.S. Person and is an accredited investor and in issuing securities to the investor we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D promulgated thereunder.

In March 2012, one investor exercised 84,615 of the May 2007 common stock purchase warrants using the cashless exercise provision. We issued 21,757 shares of common stock and cancelled 62,868 common stock purchase warrants pursuant to the cashless exercise provision. No cash proceeds were received. We issued these shares pursuant to an exemption from registration set out in Section 4(2) of the Securities Act of 1933.

On February 23, 2012, we sold 2,209,596 units at a price of $0.03168 per unit to one investor for gross proceeds of $70,000. Each unit consisted of one common share of our company and one non-transferable share purchase warrant. Each share purchase warrant entitles the investor to purchase one additional common share of our company at a price of $0.04435 until February 23, 2015. The investor is a U.S. Person and in issuing securities to the investor we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D promulgated thereunder.

On February 12, 2012 we sold 2,000,715 units at a price of $0.02799 per unit to one investor for gross proceeds of $56,000. Each unit consisted of one common share of our company and one non-transferable share purchase warrant. Each share purchase warrant entitles the investor to purchase one additional common share of our company at a price of $0.03919 until February 3, 2015. The investor is a U.S. Person and in issuing securities to the investor we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D promulgated thereunder.

In February 2012 one investor exercised 2,646,199 of the August 2009 common stock purchase warrants using the cashless exercise provision. The cashless exercise provision allows the investor, if the fair market value of one share of common stock is greater than the exercise price, to elect to receive shares equal to the value of the warrant less a portion of the warrant that is cancelled using a specific formula. We issued 2,500,000 shares of common stock and cancelled 146,199 common stock purchase warrants pursuant to the cashless exercise provision. No cash proceeds were received. We issued these shares pursuant to an exemption from registration set out in Section 4(2) of the Securities Act of 1933.

In December 2011, we sold 5,800,000 units at a price of $0.0264 per unit to three investors for gross proceeds of $153,120. Each unit consisted of one common share of our company and one non-transferable share purchase warrant. Each share purchase warrant entitles the investor to purchase one additional common share of our company at a price of $0.03696 until December 13, 2014. The investors are U.S. Persons and are accredited investors and in issuing securities to the investors we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D promulgated thereunder.

In August 2011, we sold 5,000,000 units at a price of $0.02 per unit to one investor for net proceeds of $100,000 pursuant to a letter agreement with Sagebrush Gold Ltd. The financing consisted of 5,000,000 common shares of our company and 2,500,000 whole share non-transferable common stock purchase warrants. Each common stock purchase warrant entitles the investor to purchase one additional common share of our company at a price of $0.0264 until August 31, 2016. The common stock purchase warrants contain a cashless exercise provision allowing the investor, if the fair market value of one share of common stock is greater than the exercise price, to elect to receive shares equal to the value of the warrant less a portion of the warrant that is cancelled using a specific formula. The common stock purchase warrants also contain an exercise price adjustment whereby if we issue common stock, convertible debt instruments, warrants or stock options prior to the expiration of the warrants or complete exercise of the warrants at a price less $0.04 per common share, then the exercise price of these warrants shall be reduced to such lower price. The securities were issued to an accredited investor pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D.

In June 2011 an investor exercised 21,061,763 of the August 2009 common stock purchase warrants using the cashless exercise provision. The cashless exercise provision allows the investor, if the fair market value of one share of common stock is greater than the exercise price, to elect to receive shares equal to the value of the warrant less a portion of the warrant that is cancelled using a specific formula. We issued 20,000,000 shares of common stock and cancelled 1,061,763 common stock purchase warrants pursuant to the cashless exercise provision. No cash proceeds were received. We issued these shares pursuant to an exemption from registration set out in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

In August 2011 one investor exercised 2,598,898 of the August 2009 common stock purchase warrants using the cashless exercise provision. The cashless exercise provision allows the investor, if the fair market value of one share of common stock is greater than the exercise price, to elect to receive shares equal to the value of the warrant less a portion of the warrant that is cancelled using a specific formula. We issued 2,500,000 shares of common stock and cancelled 98,898 common stock purchase warrants pursuant to the cashless exercise provision. No cash proceeds were received. We issued these shares pursuant to an exemption from registration set out in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

In August 2011 one investor exercised 192,308 of the May 2007 common stock purchase warrants using the cashless exercise provision. The cashless exercise provision allows the investor, if the fair market value of one share of common stock is greater than the exercise price, to elect to receive shares equal to the value of the warrant less a portion of the warrant that is cancelled using a specific formula. We issued 187,507 shares of common stock and cancelled 4,801 common stock purchase warrants pursuant to the cashless exercise provision. No cash proceeds were received. We issued these shares pursuant to an exemption from registration set out in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

During the year ended January 31, 2011 investors exercised 140,808,847 common stock purchase warrants using the cashless exercise provision of the August 2009 common stock purchase warrants. The cashless exercise provision allows the investor, if the fair market value of one share of common stock is greater than the exercise price, to elect to receive shares equal to the value of the warrant less a portion of the warrant that is cancelled using a specific formula. We issued 135,848,741 shares of common stock and cancelled 4,960,106 common stock purchase warrants pursuant to the cashless exercise provision. No cash proceeds were received. We issued these shares pursuant to an exemption from registration set out in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

During the year ended January 31, 2011 we issued 187,127,678 shares of common stock as repayment of $227,455 principal portion and $47,522 interest portion of the monthly payments on the May 2007, August 2008, May 2009 and August 2009 convertible notes.

We issued these shares pursuant to an exemption from registration set out in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933

On January 12, 2011, we sold 1,313,370 units at a price of $0.038 per unit to one investor for net proceeds of $50,000. Each unit consisted of one common share of our company and one non-transferable common stock purchase warrant. Each common stock purchase warrant entitles the investor to purchase one additional common share of our company at a price of $0.06 until January 12, 2014. The securities were issued to an accredited investor pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D.

On November 12, 2010, we sold 5,465,114 units at a price of $0.0429 per unit to investors for net proceeds of $234,701. Each unit consisted of one common share of our company and one non-transferable common stock purchase warrant. Each common stock purchase warrant entitles the investor to purchase one additional common share of our company at a price of $0.06 until November 12, 2013. The securities were issued to accredited investors pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D.

On October 20, 2010, we sold 25,000,000 units at a price of $0.04 per unit to one investor for gross proceeds of $1,000,000. Each unit consisted of one common share of our company and one non-transferable share purchase warrant. Each share purchase warrant entitles the investor to purchase one additional common share of our company at a price of $0.056 until October 20, 2013. On November 12, 2010, we sold 5,465,114 units at a price of $0.043 per unit to four investors for gross proceeds of $235,000. Each unit consisted of one common share of our company and one non-transferable share purchase warrant. Each share purchase warrant entitles the investor to purchase one additional common share of our company at a price of $0.06 until November 12, 2013. The investors are U.S. Persons and are accredited investors and in issuing securities to these investors we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D promulgated thereunder.

On August 10, 2010, we granted stock options to certain of our directors, officers and employees of our company to purchase an aggregate of 95,500,000 shares of our common stock at an exercise price of $0.038 per share for a term expiring on August 10, 2015. One of our directors and officers is not a "US person" as such term is defined in Regulation S and in granting the options to our non US director and officer, we relied on the registration exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and/or Regulation S, promulgated thereunder. In granting the options to our US directors, officers and employees, we relied on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), provided by Section 4(2) of the Act and/or by Rule 506 of Regulation D promulgated thereunder.

On July 15, 2010, we issued a secured convertible promissory note (the "2010 Convertible Note") to Northern Dynasty Minerals Ltd ("Northern Dynasty"). The original advanced amount is $4,000,000 and bears interest at a rate of 10% per annum compounded monthly (the "Loan"). On August 17, 2010, we transferred 95 of our Alaska State mineral claims from the Big Chunk Super Project to Northern Dynasty for consideration of $1,000,000 of the original advanced amount under the Convertible Note, leaving $3,000,000 of the Loan amount outstanding. No interest accrued on the $1,000,000 of the original advanced amount. Effective September 1, 2011, the agreement with Northern Dynasty was amended to increase the 2010 Convertible Note by $561,816 to reimburse Northern Dynasty for assessment work, rental fees, cash in lieu of assessment work and filing fees on the mineral claims that was paid in fiscal 2011 and fiscal 2012 because we could not come to an agreement on an earn-in option and joint venture agreement with Northern Dynasty. On February 29, 2012, with effect from November 30, 2011, we executed an additional convertible promissory note in the amount of $168,358 ("2011 Convertible Note") in reimbursement to Northern Dynasty of assessment work, rental fees and filing fees on our mineral claims. Northern Dynasty is not a U.S. person (as that term is defined in Regulation S of the 1933 Act). In issuing the Convertible Notes to Northern Dynasty, we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the 1933 Act. For more information regarding the 2011 Convertible Note and the original 2010 Convertible Note, please see Letter Agreement and Secured Convertible Note with Northern Dynasty Minerals Ltd. With Respect to Big Chunk under Item 2 to this report. Provided a minimum of $1,000,000 has been expended by Northern Dynasty on earn in expenses, the convertible notes will be convertible until repaid or deemed repaid, into common shares of our company at the 5 day volume weighted average trading price immediately prior to Northern Dynasty giving a notice of conversion less the maximum allowable discount applicable as if our company's shares were listed on the TSX Venture Exchange. To date Northern Dynasty has expended $712,756 of the $1,000,000 earn in expenses. Principal balance of the 2010 Convertible Note at January 31, 2012 is $3,730,174 with accrued interest on the 2010 Convertible Note at January 31, 2012 at $526,971.

Provided a minimum of $1,000,000 has been expended by Northern Dynasty on earn in expenses, the Loan will be convertible until repaid or deemed repaid, into common shares of our company at the 5 day volume weighted average trading price immediately prior to Northern Dynasty giving a notice of conversion less the maximum allowable discount applicable as if our company's shares were listed on the TSX Venture Exchange. To date Northern Dynasty has expended $712,756 of the $1,000,000 earn in expenses.

In issuing the 2010 Convertible Note, we relied on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), provided by Section 4(2) of the Act and/or by Rule 506 of Regulation D promulgated thereunder.

We issue convertible promissory notes in private placements of its securities to institutional investors pursuant to exemptions from registration set out in Rule 506 of Regulation D under the Securities Act of 1933. The convertible notes were issued in May 2007, August 2008, May 2009 and August 2009. In February 2010 we modified the terms of these notes with three of the nine note holders to extend their maturity dates to February 28, 2011 with two 180 day extensions exercisable by the holder. The three note holders who signed the extension and modification agreement hold a majority of the outstanding balance of all notes. We issued detachable common stock purchase warrants with the May 2007 and August 2009 convertible notes.

During the year ended January 31, 2010 we issued 109,370,577 shares of common stock for conversions of $127,264 of principal and $24,905 of accrued interest on the Convertible Notes.

	May 2007	August 2008	May 2009	August 2009
	Notes	Notes	Notes	Notes
Principal balance as of January 31, 2010	$1,873,583	$395,697	$162,344	$778,334
Unamortized discounts as of January 31, 2010	-	-	(12,414)	(192,772)
Accrued interest as of January 31, 2010	185,455	81,545	13,535	35,698
Common shares issued for conversions during the twelve months ended January 31, 2010	178,787,395	8,826,524	3,606,400	7,949,983
Common shares issued for conversions during the twelve months ended January 31, 2009	37,646,325	-	-	-

Item 16. Exhibits and Financial Statement Schedules

3.1	Articles of Incorporation(1)

3.2	Bylaws(2)

3.3	Certificate of Change to Authorized Capital(3)

3.4	Articles of Merger(3)

5.1	Opinion of Anslow & Jaclin, LLP

10.10	Form of Securities Purchase Agreement for May 11, 2007 Senior May 2007 Convertible Notes (4)

10.11	Form of Convertible Promissory Note for May 11, 2007 Senior May 2007 Convertible Notes (4)

10.12	Form of Common Stock Purchase Warrant for May 11, 2007 Senior May 2007 Convertible Notes (4)

10.13	List of Subscribers for May 11, 2007 Senior May 2007 Convertible Notes (4)

10.14	Form of Subscription Agreement for August 28, 2008 Secured Convertible Promissory Notes (5)

10.15	Form of Secured Convertible Promissory Notes dated August 28, 2008 (5)

10.16	Form of Security Agreement for August 28, 2008 Secured Convertible Promissory Notes (5)

10.17	Form of Subscription Agreement for May 21, 2009 Secured Convertible Promissory Notes (6)

10.18	Form of Secured Convertible Promissory Notes dated May 21, 2009 (6)

10.19	Form of Guarantee dated May 21, 2009 of Big Chunk Corp for May 21, 2009 Secured Convertible Promissory Notes (6)

10.20	Form of Lock Up Agreement for May 21, 2009 Secured Convertible Promissory Notes (6)

10.21	Form of Escrow Agreement for May 21, 2009 Secured Convertible Promissory Notes (6)

10.22	Form of Subscription Agreement for August 14, 2009 Secured Convertible Promissory Notes(7)

10.23	Form of Secured Convertible Promissory Notes dated August 14, 2009(7)

10.24	Form of Escrow Agreement for August 14, 2009 Secured Convertible Promissory Notes (7)

10.25	Form of Lock Up Agreement for August 14, 2009 Secured Convertible Promissory Notes(7)

10.26	Form of Warrant dated August 14, 2009(7)

10.27	Form of Guarantee dated August 14, 2009 of Big Chunk Corp for August 14, 2009 Secured Convertible Promissory Notes (7)

10.28	Form of Extension and Modification Agreement of Secured Convertible Promissory Notes (8)

10.29	Code of Ethics(3)

10.30	Form of Letter Agreement with Northern Dynasty Minerals, Ltd dated June 29, 2010 (9)

10.31	Form of Subscription Agreement for private placement of securities issued October 20, 2010 and November 12, 2010.(10)

10.32	Form of Subscription Agreement for private placement of securities issued January 12, 2011 (11)

10.33	Letter Agreement dated August 31, 2011 with Sagebrush Gold Ltd. (12)

10.34	Letter Agreement dated November 14, 2011 with Northern Dynasty. (13)

10.35	Secured Convertible Note dated September 1, 2011. (13)

10.36	Form of Subscription Agreement (14)

10.37	Form of Stock Option Agreement. (15)

10.38	Investment Agreement dated January 19, 2012 with Fairhills Capital Offshore Ltd. (16)

10.39	Registration Rights Agreement dated January 19, 2012 with Fairhills Capital Offshore Ltd. (16)

10.40	Amendment to the Investment Agreement dated May 1, 2012 with Fairhills Capital Offshore Ltd.

23.1	Consent of Semple, Marchal & Cooper, LLP

23.2	Consent of Anslow & Jaclin, LLP (filed as Exhibit 5.1)

101.INS	XBRL INSTANCE DOCUMENT(17)

101.SCH	XBRL TAXONOMY EXTENSION SCHEMA(17)

101.CAL	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE(17)

101.DEF	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE(17)

101.LAB	XBRL TAXONOMY EXTENSION LABEL LINKBASE(17)

101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE(17)

(1)	Filed as an exhibit to our Registration Statement on Form SB-2, filed with the SEC on May 14, 2002.
(2)	Files as an exhibit to our Quarterly Report on Form 10-QSB, filed with the SEC on December 14, 2007.
(3)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on September 1, 2009.
(4)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on May 15, 2007.
(5)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on September 3, 2008.
(6)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on May 26, 2009.
(7)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on August 14, 2009.
(8)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on March 3, 2010.
(9)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on June 29, 2010.
(10)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on November 15, 2010.
(11)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on January 12, 2011.
(12)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on September 7, 2011.

(13)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on November 25, 2011.
(14)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on December, 29, 2011.
(15)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on January 24, 2012.
(16)	Filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 1, 2012.
(17)	Filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on April 30, 2012.

Item 17. Undertakings

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

                    (1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

                              (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                              (ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                              (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

                              Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

                    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                    (1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

                    (2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

                    (3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

                    (4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          If the registrant is relying on Rule 430B:

                    (i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          If the registrant is relying on Rule 430A:

                    (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                    (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, Liberty Star Uranium & Metals Corp. the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tucson, Arizona, on May 8, 2012.

LIBERTY STAR URANIUM & METALS CORP.

By:	/s/ James Briscoe
James Briscoe
Chief Executive Officer, Chief Financial Officer and
Chairman of the Board
(principal executive officer and principal financial officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Briscoe	Chief Executive Officer	May 8, 2012
James Briscoe	Chief Financial Officer and Chairman
of the Board

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by a majority of the board of directors and on the dates indicated.

Signature	Date

/s/ James Briscoe	May 8, 2012
James Briscoe

/s/ Gary Musil	May 8, 2012
Gary Musil

/s/ John Guilbert	May 8, 2012
John Guilbert

/s/ Keith Brill	May 8, 2012
Keith Brill

/s/ Larry Liang	May 8, 2012
Larry Liang

/s/ Charles Vollmer	May 8, 2012
Charles Vollmer